As filed with the Securities and Exchange Commission on April 12, 2006
Registration Statement No. 333-130429

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NAYNA NETWORKS, INC.
(Name of small business issuer in its charter)

NEVADA	3576	83-0210455
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

4699 Old Ironsides Drive, Suite 420, Santa Clara, California 95054
(408) 956-8000
(Address and telephone number of principal executive offices)

Same as above
(Address and telephone number of principal executive offices and principal place of business)

Naveen S. Bisht,
President and Chief Executive Officer
Nayna Networks, Inc.
4699 Old Ironsides Drive, Suite 420
Santa Clara, California 95054
(408) 956-8000
(Name, address and telephone number of agent for service)

Copy to:

John M. Fogg, Esq.
Hutchison Law Group PLLC
5410 Trinity Road, Suite 400
Raleigh, North Carolina 27607
(919) 829-9600
Telecopier: (919) 829-9696

Approximate date of proposed sale to public: As soon as practicable after this
Registration Statement becomes effective

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be	Amount to be	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of
registered	registered	(2)	(2)	registration fee
Common stock, $0.0001 par value underlying convertible notes	88,751,926 shares (1)	$0.19	$16,682,866	$1,804.33 (3)
Common stock, $0.0001 par value underlying warrants	5,880,000 shares (1)	$1.00	$5,880,000	$629.16 (3)
Common stock, $0.0001 par value	2,438,785 shares	$0.19	$463,369	$49.58 (3)
Common stock, $0.0001 par value underlying warrants	750,990 shares	$0.75	$563,243	$60.27 (3)
TOTAL	97,821,701 shares		$23,769,478	$2,543.34 (3)

(1) Includes shares of our common stock, par value $0.0001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of Callable Secured Convertible Notes and upon exercise of related warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated 200% of the number of shares of our common stock issuable upon conversion of the callable secured convertible notes and the number of shares of our common stock issuable upon exercise of the warrants.

(2) Estimated solely for the purpose of computing the amount of the registration fee. The calculation of the registration fee is calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on $0.19, which is the last sale price of our common stock reported on the OTC Bulletin Board on April 6, 2006.

(3) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHODLERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING STOCKHODLERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated April 12, 2006

PROSPECTUS

[NAYNA LOGO]

97,821,701 Shares of Common Stock

This prospectus relates to the resale of up to 97,821,701 shares of our common stock, $0.0001 par value per share, by certain institutional investors set forth in this prospectus under the section entitled "Selling Stockholders."

Of the 97,821,701 shares of common stock, 5,880,000 shares are issuable to selling stockholders upon the exercise of warrants having an exercise price of $1.00 per share and 750,990 shares are issuable to selling stockholders upon the exercise of warrants having an average exercise price of $0.75 per share, 88,751,926 shares are issuable to selling stockholders upon the conversion of certain Callable Secured Convertible Notes, which currently have a conversion price of $0.1081667 per share and 2,338,785 shares were issued to selling stockholders upon the conversion of Convertible Debt and 100,000 shares were issued to selling stockholders in consideration for investment services.

We will not receive any proceeds from the sale of the shares of common stock hereunder, except the warrants whereby we may receive proceeds.

The Selling Stockholders identified in this prospectus, or their pledges, assignees and successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

The Selling Stockholders will sell their shares of common stock in accordance with the terms described in the section of this prospectus titled "Plan of Distribution."

Our common stock is listed on the Over-The-Counter Bulletin Board under the trading symbol "NAYN." On April 12, 2006, the closing price of our common stock was $0.20.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR COMMON STOCK ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 BEFORE YOU DECIDE TO PURCHASE ANY OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April ___, 2006.

We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. This prospectus contains forward-looking statements and information relating to Nayna Networks, Inc. See Forward Looking Statements on page 13.

OUR COMPANY

Nayna Networks, Inc., a Nevada corporation, is a hardware and software development company that designs, develops and markets next generation broadband access solutions. Typical applications include high speed Internet access and advanced multi-media content delivery such as high definition TV on demand over the Internet. Typical Nayna customers include carriers, Cable TV service providers, integrators and corporations. Nayna's flagship platform, ExpressSTREAM, removes the performance bottlenecks typically found in access networks linking the service provider’s Point-of-Presence (POP/Central Office) to the subscriber’s home or office The high quality and rich feature set of Nayna's solutions enables the ExpressSTREAM solutions to address a wide variety of applications at up to several gigabits per second, from the physical wiring transport level up to and through the software application layer. For longer reach higher speed links Nayna uses technology based on fiber optics. For shorter range and lower speed links Nayna offers a variety of solutions that use a combination of copper wiring (such as Digital Subscriber Loop - DSL) and wireless links (such as WiFi technology). Nayna, together with the companies which it has acquired, has raised more than $65 million in venture capital investment over the past six years, substantially all of which has been spent on product development. To date, Nayna has not generated any material revenues and Nayna continues to be a development stage company and, as can be found in the audited financial statements contained in this prospectus, Nayna’s auditors have expressed substantial doubt as to Nayna’s ability to continue as a going concern. Nayna currently has sufficient funding to last through June 2006, at which time Nayna will need to raise additional funds to continue operations. As part of the terms of the November 17, 2005 funding, Nayna will receive an additional $1.6M upon effective registration of the shares underlying the Secured Callable Notes, which will provide sufficient funding for Nayna’s operations for an additional six months. Nayna's solutions are based on proprietary hardware and software implementations that are largely based on standard components and follow industry standards/specifications for compatibility.

This approach makes Nayna's solutions more flexible and less costly and enables Nayna to address its customers’ needs swiftly without the cost or time required to make custom silicon chips. These high-performance, cost- effective system solutions are enhanced by intelligent enforcement of Quality of Service (QoS) as specified in contracts between the service provider and the end subscribers. High-performance and strong QoS positions Nayna to compete effectively in its target markets. Throughout 2004 and 2005, Nayna introduced a series of products under its flagship ExpressSTREAM solution set.

ExpressSTREAM is certified for a wide variety of applications including handling of advanced real time applications such as streaming content. Previous generations of products were limited to average bandwidths of just a few hundred kilobits per second and a total of just 2.5 gigabits per second per system. However, Nayna's high end ExpressSTREAM system can be configured to flow up to 32 gigabits per second of non-blocking network traffic with multiple 10/100/1000 megabytes interfaces facing outbound to the subscribers. This high throughput capacity is supported by high performance switching capacity of up to 48 million packets per second, compared to just 2 million packets per second in most gigabit local area network, or LAN, switches. Nayna's high performance switching fabric is the key to its excellent carrier class Quality of Service. Strong QoS in turn, provides Nayna the ability to maintain contract adherence while mixing and matching voice, data and video on the same links. In contrast, traditional Local Area Network (LAN) products can only handle large data packets efficiently, such as connecting printers to personal computers.

Our principal executive offices are located at 4699 Old Ironsides Drive, Suite 420, Santa Clara, California, 95054. Our telephone number is (408) 956-8000. The address of our website is www.Nayna.com. Information on our website is not part of this prospectus.

Nayna and our logo are trademarks of Nayna Networks, Inc. All other trademarks, servicemarks or tradenames referred to in this prospectus are the property of their respective owners.

THE OFFERING
Common Stock offered by the selling stockholders
97,821,701 shares, includes 200% of the shares issuable upon conversion at the time of registration of the common stock underlying the (i) $4,800,000 of Callable Secured Convertible Notes based on a current conversion price of $0.1081667 per share of our common stock, assuming full conversion of the Callable Secured Convertible Notes and (ii) warrants to purchase 2,940,000 shares of our common stock, assuming full exercise of the warrants; 2,438,785 shares of our common stock; and warrants to purchase 750,990 shares of our common stock, assuming full exercise of the warrants.

Common Stock to be outstanding after this Offering	136,502,533 shares including shares of common stock issuable upon exercise of convertible notes, warrants and debt held by the selling stockholders.

OTC Bulletin Board Trading Symbol	NAYN

Use of Proceeds
We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from any exercise of warrants by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and other general purposes.

Risk Factors	An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus.

The number of shares that will be outstanding after the offering is based on the number of shares outstanding as of March 31, 2006, on a proforma basis, and excludes 4,424,691 shares of common stock issuable upon exercise of outstanding stock options and 74,278 shares of common stock issuable upon exercise of warrants to purchase common stock outstanding as of March 31, 2006.

SUMMARY FINANCIAL DATA

Below is a brief analysis of the Summary Financial Data. A more complete discussion can be found in the section entitled Management’s Discussion and Analysis of Financial Conditions..

From the date of its inception on February 10, 2000 through December 31, 2005, the Company has operated, and will continue to operate through at least the third quarter of 2006, as a development stage company, devoting all of its efforts and resources to developing and testing new products and preparing for market introductions of its products.

For the year ended December 31, 2005 and December 31, 2004, we did not have any material revenue, cost of sales or gross profit. As a development stage company, any revenues generated by trial and evaluation sales have been classified as a reduction of expenses.

Our research and development expenses for the year ended December 31, 2005 decreased $85,000 to $2.886 million compared to $2.971 million for the year ended December 31, 2004. Research and development expenses decreased as a result of a further reduction of staff, which was partially offset by a slight increase in production of trial and test units and support.

Business development costs for the year ended December 31, 2005 decreased $258,000 to $753,000 compared to $1.011 million for the year ended December 31, 2004 primarily due to a reduction in staff. The reduction in staff was consistent with the change in our selling strategy from direct sales to working with channel partners.

General and administrative costs for the year ended December 31, 2005 increased $799,000 to $1.868 million compared to $1.069 million for the year ended December 31, 2004 primarily due to the Company's increased obligations upon becoming a reporting enterprise and the costs associated with raising funds.

As of December 31, 2005, we had a working capital deficit of $1.415 million and $1.782 million in cash and cash equivalents, which represents an increase of $1.073 million from $709,000 at December 31, 2004 . The increased cash position at December 31, 2005, versus the cash position at December 31, 2004, was largely the result of the issuance of Callable Secured Notes.

The financial information presented below is in thousands, except for per share data.
	Year Ended	Year Ended
STATEMENT OF OPERATIONS DATA:	December 31, 2005	December 31, 2004
Total operating expenses	$5,507	$5,051
Loss from operations	(5,507)	(5,051)
Net loss	(9,969)	(5,098)
Net loss per share - basic and diluted	$(0.29)	$(0.19)

	December 31,
BALANCE SHEET DATA:	2005	2004
Cash and cash equivalents	$1,782	$710
Working Capital (deficit)	(1,415)	(821)
Total assets	2,623	2,184
Total liabilities	7,139	3,142
Shareholders' equity (deficit)	$(4,517)	$(958)

RISK FACTORS

Investing in our common stock entails substantial risk, including the potential loss of your entire investment. You should carefully consider the following factors as well as other information contained in this prospectus and any prospectus supplement before deciding to invest in our common stock.

WE ARE A DEVELOPMENT STAGE COMPANY AND HAVE ONLY A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

We have launched many of our products and services within the last two years and potential customers, such as service providers, routinely take many months to more than a year to evaluate a product before beginning limited field trials. Therefore, we have a limited operating history upon which you can evaluate our business and future prospects. In addition, since we are a development stage company, we have yet to develop sufficient experience in forecasting the actual revenues to be received from the sale of our products and services. If we are unsuccessful in addressing the risks and uncertainties commonly faced by development stage companies we may be unable to build a sustainable business model that will operate profitably.

WE EXPECT TO INCUR OPERATING LOSSES FOR THE FORESEEABLE FUTURE.

We continue to incur operating losses due primarily to product development costs and increasing sales and marketing expenses. In addition, we plan to invest heavily in marketing and promotion, the hiring of additional employees and to enhance our network content and management technologies through both internal development efforts and strategic acquisitions. As a result of these expenditures, we expect to incur net losses for a significant period of time. We believe these expenditures are necessary to build and maintain hardware and software technology and to penetrate our target product markets. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater than they are at the present time and we may never achieve profitability. Because we have incurred losses since our inception, have current liabilities in excess of our current assets and do not have sufficient cash on hand to continue our operations for more than approximately seven months, our auditors have expressed substantial doubt about our ability to continue as a going concern.

FAILURE TO RAISE ADDITIONAL CAPITAL WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO OPERATE AS A GOING CONCERN.

We anticipate that our currently available funds, including the proceeds from our most recent financing, are sufficient to meet our needs for working capital, capital expenditures and business expansion for the next seven months. Thereafter, we will need to raise additional funds. If any of our assumptions are incorrect, we may need to raise capital before the end of seven months. We do not currently have any arrangement in place to raise additional funding. We cannot assure you that additional capital will be available on terms acceptable to us, or at all. Failure to raise sufficient additional capital would have a material adverse effect on our ability to operate as a going concern or to achieve our business objectives.

ACQUISITIONS MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

We may make additional acquisitions or investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy. Growth through acquisitions has been a successful strategy used by other network control and management technology companies. We plan to use this as a strategy to grow our business and are in discussions with a number of parties relating to any such acquisition or investment. If we buy a company, then we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. An acquisition could distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND THE CURRENT MARKET FOR OUR COMMON STOCK IS LIMITED.

The market price of our common stock will likely be highly volatile as the stock market in general, and the market for small cap and micro cap technology companies in particular, has been highly volatile. You may not be able to resell your shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. We cannot assure you that our stock will trade at the same levels of other stocks in our industry or that our industry stocks in general will sustain their current market prices.

Factors that could cause such volatility may include, among other things:

☒	actual or anticipated fluctuations in our quarterly operating results;
☒	announcements of technological innovations;
☒	changes in financial estimates by securities analysts;
☒	conditions or trends in the network control and management industry;
☒	changes in the market valuations of other such industry related companies; and
☒	the acceptance of market makers and institutional investors of the Company and our stock.

In addition, our stock is currently traded on the NASD O-T-C Bulletin Board and it is uncertain that we will be able to successfully apply for listing on the American Stock Exchange or the NASDAQ National or Small Cap Markets in the foreseeable future due to our inability to satisfy their respective listing criteria. Failure to list our shares on any of the American Stock Exchange or the NASDAQ National or Small Cap Markets will impair the liquidity of our common stock.

THE APPLICATION OF THE "PENNY STOCK REGULATION" COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

Our securities may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.

Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if such securities maintain a market price of $5.00 or greater. We can give no assurance that the price of our securities will reach or maintain such a level.

SALES OF OUR COMMON STOCK BY THE HOLDERS OF THE CONVERTIBLE NOTES AND WARRANTS MAY LOWER THE MARKET PRICE OF OUR COMMON STOCK AND PURCHASERS OF COMMON STOCK MAY EXPERIENCE SUBSTANTIAL DILUTION.

We are authorized to issue up to 1,000,000,000 shares of common stock. As of March 31, 2006, 4,498,969 shares of common stock were reserved for issuance upon exercise of our outstanding warrants and options other than those issued in connection with the notes and debentures, and an additional 97,821,701 shares of common stock were reserved for issuance upon conversion of the notes and debentures and exercise of the warrants issued in connection with the notes and bridge loans. As of March 31, 2006, there were 41,119,617 shares of common stock outstanding. Of these outstanding shares, 4,183,057 shares were freely tradable without restriction under the Securities Act of 1933, as amended, unless held by affiliates.

As of April 12, 2006, $3,200,000 principal amount of callable secured convertible notes were issued and outstanding. Within 5 days of the effectiveness of this registration statement, we will issue an additional $1,600,000 in convertible notes to the investors for an aggregate total of $4,800,000 in convertible notes. The notes are convertible into such number of shares of common stock as is determined by dividing the principal amount thereof by the lesser of the (a) then current variable conversion price and (b) $0.68 per share. If converted on April 12, 2006, the $4,800,000 principal amount of notes would have been convertible into 44,375,963 shares of our common stock (or 47,315,963 shares if the warrants to purchase 2,940,000 shares were also exercised in full), but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the common stock.

As of April 12, 2006, warrants to purchase 1,600,000 shares of common stock issued to the purchasers of the notes were outstanding. Within 5 days of the effectiveness of this registration statement, we will issue warrants to purchase an additional 800,000 shares to the investors for an aggregate total of warrants to purchase 2,400,000 shares. We have also issued warrants to purchase 360,000 of common stock to brokers involved with the financing. Within 5 days of the effectiveness of this registration statement, we will issue warrants to purchase an additional 180,000 shares to the brokers for an aggregate total of warrants to purchase 540,000 shares. All of these warrants are exercisable at $1.00 per share which price may be adjusted from time to time if we issue stock at less than $1.00 in the future. Warrants to purchase 980,000 shares of common stock expire on November 17, 2010, warrants to purchase 980,000 shares of common stock expire on December 28, 2010 and the remaining warrants to purchase 980,000 shares of common stock will expire five years from the date on which they are issued. The shares of common stock issuable upon exercise of these warrants are being registered pursuant to this registration statement.

Purchasers of common stock will experience substantial dilution of their investment upon conversion by the investors of a material portion of the notes. The notes are not registered and may be sold only if registered under the Securities Act of 1933, as amended, or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of common stock into which the notes may be converted are being registered pursuant to this registration statement.

THE RATE AT WHICH THE NOTES MAY BE CONVERTED MAY RESULT IN THE NOTE HOLDERS ACQUIRING A SUBSTANTIALLY GREATER NUMBER OF SHARES THAN CURRENTLY ANTICIPATED, RESULTING IN FURTHER DILUTION TO PURCHASERS OF COMMON STOCK.

Because the notes are convertible at a floating rate based on a substantial discount to the then-prevailing market price, the lower the stock price at the time the holder converts, the more common shares the holder will receive. Furthermore, there is no limit on how low the conversion price can be, which means that there is no limit on the number of shares that we may be obligated to issue. This will result in further dilution to the purchasers of our common stock. To the extent the selling stockholders convert and then sell their common stock upon conversion of the notes, the common stock price may decrease due to the additional shares in the market, allowing the selling stockholders to convert their convertible notes into even greater amounts of common stock, the sales of which would further depress the stock price.

ALTHOUGH THE SELLING STOCKHOLDERS MAY NOT RECEIVE SHARES OF COMMON STOCK TOTALLING MORE THAN 4.99% OF THE THEN-OUTSTANDING SHARES OF COMMON STOCK AT ONE TIME, THEY MAY EFFECTIVELY RECEIVE A GREATER NUMBER BY SELLING A PORTION OF THEIR HOLDINGS AND SUBSEQUENTLY RECEIVE MORE SHARES, RESULTING IN FURTHER DILUTION TO PURCHASERS OF OUR COMMON STOCK.

The conversion of the notes may result in substantial dilution to the interests of other holders of common stock, since the investors may ultimately convert and sell the full amount issuable on conversion under the notes. Even though the selling stockholders may not receive more than 4.99% of the then-outstanding common stock at one time, this restriction does not prevent them from selling some of their holdings and then receiving additional shares. In this way, the selling stockholders could sell more than these limits while never holding more than the limits. If this occurs, the holdings of purchasers of our common stock would be further diluted.

Each holder of these notes has agreed not to own more than 4.99% of our common stock at any one time; however, the number of shares into which the convertible notes can convert could prove to be significantly greater in the event of a decrease in the trading price of our common stock. The following table presents the number of shares of our common stock that we would be required to issue as of April 12, 2006 and the number of shares we would be required to issue if our common stock declined by 50% or 75%:

	As of	50%	75%
	April 12,	Decline	Decline
Conversion price per share:	$0.1081667	$0.0540833	$0.0270417

Total shares issuable upon conversion of notes and exercise of warrants	47,315,963	91,691,926	180,443,852

Percentage of total outstanding Shares	4.99%	4.99%	4.99%

Percentage of total outstanding Shares (not taking into account the 4.99% ownership limitation)	56.43%	71.51%	83.16%

IF THE PRICE OF OUR COMMON STOCK DECLINES AS THE SELLING STOCKHOLDERS CONVERT AND SELL THEIR SHARES INTO THE MARKET, THE SELLING STOCKHOLDERS OR OTHERS MAY BE ENCOURAGED TO ENGAGE IN SHORT SELLING OUR STOCK, FURTHER DEPRESSING THE PRICE OF OUR COMMON STOCK.

The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by the selling stockholders or others. Short selling is the selling of a security that the seller does not own, or any sale that is completed by the delivery of a security borrowed by the seller. Short sellers assume that they will be able to buy the stock at a lower amount than the price at which they sold it short. Significant short selling of a company’s stock creates an incentive for market participants to reduce the vale of that company’s common stock. If a significant market for short selling our common stock develops, the market price of our common stock could be further and significantly depressed.

A DEFAULT BY US UNDER OUR 8% NOTES WOULD ENABLE THE HOLDERS OF OUR 8% NOTES TO TAKE CONTROL OF SUBSTANTIALLY ALL OF OUR ASSETS.

Our 8% notes are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights and receivables. A default by us under the 8% notes would enable the holders to take control of substantially all of our assets. The holders of our 8% notes have no operating experience in the industry that could force us to substantially curtail or cease our operations.

OUR FAILURE TO COMPLY WITH THE TERMS OF THE CONVERTIBLE NOTES COULD LEAD TO AN ASSESSMENT OF LIQUIDATED DAMAGES BY THE HOLDERS OF THE CONVERTIBLE NOTES AND WARRANTS.

Under the registration rights agreement, if the registration statement relating to the securities offered by this prospectus is not declared effective by the Securities and Exchange Commission on or before March 17, 2006 or the investors cannot make sales under the registration statement for any period of time after the registration statement is declared effective, we are obligated to pay a registration default fee to the 8% note holders equal to the principal of the note outstanding multiplied by .02 multiplied by the sum of the number of additional months required for the registration statement to become effective (or on a pro rata basis). For example, if the registration statement becomes effective one (1) month after March 17, 2006, we would pay $5,000 for each $250,000 of outstanding note principal amount. If thereafter, sales could not be made pursuant to the registration statement for an additional period of one (1) month, we would pay an additional $5,000 for each $250,000 of outstanding note principal amount. Accordingly, failure to have the registration statement declared effective by March 17, 2006 could result in the assessment of liquidated damages in the amount of $64,000 per month.

In addition, we have agreed to have authorized a sufficient number of shares of our common stock to provide for the full conversion of the notes and exercise of the warrants then outstanding and to register and have reserved at all times for issuance at least two times the number of shares that is the actually issuable upon full conversion of the notes and full exercise of the warrants. Accordingly, the Company's failure to comply with this covenant could result in the assessment of additional liquidated damages against the Company.

Moreover, we are required to pay a penalty of $1,000 per day to the investors if we fail to deliver shares of our common stock upon conversion of the notes within five business days upon receipt of the conversion notice. In the event we default under the 8% notes, we have the ability to pay the resulting liquidated damages detailed above in shares of stock based on the conversion price of the notes. If we pay such liquidated damages in shares of stock, this may result in further dilution to our current investors.

IF WE LOSE THE SERVICES OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, NAVEEN BISHT, OR OTHER KEY PERSONNEL, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS STRATEGY EFFECTIVELY.

Our future success depends in large part upon the continued services of our key technical, sales, marketing and senior management personnel. In particular, Naveen Bisht, our President and Chief Executive Officer is very important to our business. The loss of any of our senior management or other key research, development, sales or marketing personnel, particularly if lost to competitors, could harm our ability to implement our business strategy and respond to the rapidly changing needs of our customers. In addition, we believe we will need to attract, retain and motivate talented management and other highly skilled employees to be successful. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

THE MARKET IN WHICH WE COMPETE IS SUBJECT TO RAPID TECHNOLOGICAL PROGRESS AND TO COMPETE SUCCESSFULLY WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE BROAD MARKET ACCEPTANCE.

The network equipment market is characterized by rapid technological progress, frequent new product introductions, changes in customer requirements and evolving industry standards. If we do not regularly introduce new products in this dynamic environment, our product lines will become obsolete. Developments in routers and routing software could also significantly reduce demand for our products. Alternative technologies could achieve widespread market acceptance and displace the technology on which we have based our product architecture. We cannot assure you that our technological approach will achieve broad market acceptance or that other technologies or devices will not supplant our own products and technology

OUR PRODUCTS MUST COMPLY WITH EVOLVING INDUSTRY STANDARDS AND COMPLEX GOVERNMENT REGULATIONS OR ELSE OUR PRODUCTS MAY NOT BE WIDELY ACCEPTED, WHICH MAY PREVENT US FROM GROWING OUR NET REVENUE OR ACHIEVING PROFITABILITY.

The market for network equipment is characterized by the need to support industry standards as different standards emerge, evolve and achieve acceptance. We will not be competitive unless we continually introduce new products and product enhancements that meet these emerging standards. Our products must comply with various United States federal government regulations and standards defined by agencies such as the Federal Communications Commission, as well as standards established by various foreign governmental authorities and recommendations of the International Telecommunication Union (ITU) and the Institute of Electrical and Electronics Engineers (IEEE). If we do not comply with existing or evolving industry standards or if we fail to obtain timely domestic or foreign regulatory approvals or certificates, we will not be able to sell our products where these standards or regulations apply, which may prevent us from sustaining our net revenue or achieving profitability.

OUR FUTURE PERFORMANCE WILL DEPEND ON THE SUCCESSFUL DEVELOPMENT, INTRODUCTION AND MARKET ACCEPTANCE OF NEW AND ENHANCED PRODUCTS.

Our new and enhanced products must address customer requirements in a timely and cost-effective manner. In the past, we have experienced delays in product development and such delays may occur in the future. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. Therefore, to the extent customers defer or cancel orders in the expectation of new product releases, any delay in the development or introduction of new products could cause our operating results to suffer. The inability to achieve and maintain widespread levels of market acceptance for our current and future products may significantly impair our revenue growth.

OUR LIMITED ABILITY TO PROTECT OUR PROPRIETARY INTELLECTUAL PROPERTY RIGHTS MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our proprietary intellectual property rights. We cannot assure you that we have adequately protected our proprietary intellectual property or that other parties will not independently develop similar or competing products that do not infringe on our patents. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners to protect our intellectual property. In addition, we control access to and limit the distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary intellectual property rights, unauthorized parties may attempt to copy or otherwise misappropriate or use our products or technology. If we are unsuccessful in protecting our proprietary intellectual property rights, our ability to compete may be adversely affected, thereby limiting our ability to operate our business profitably.

OUR LIMITED ABILITY TO DEFEND OURSELVES AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS MADE BY OTHERS MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. If we are found to infringe the proprietary rights of others, or if we otherwise settle such claims, we could be compelled to pay damages or royalties and either obtain a license to those intellectual property rights or alter our products so that they no longer infringe upon such proprietary rights. Such a license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical. Litigation resulting from claims that we are infringing the proprietary rights of others could result in substantial costs and a diversion of resources, and may limit our ability to operate our business profitably.

OUR DEPENDENCE ON CONTRACT MANUFACTURERS FOR SUBSTANTIALLY ALL OF OUR MANUFACTURING REQUIREMENTS COULD HARM OUR OPERATING RESULTS.

We rely on independent contractors to manufacture our products, such as Flextronics, which manufactures hardware (such as printed circuit boards - PCB(s) and mechanicals) for us. We do not have long-term contracts with any of these manufacturers. Delays in product shipments from contract manufacturers are not unusual. Similar or other problems may arise in the future, such as inferior quality, insufficient quantity of products or the interruption or discontinuance of operations of a manufacturer, any of which may limit our ability to operate our business profitably.

We do not know whether we will effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of products of sufficient quality and quantity. We will continue to monitor the performance of our current contract manufacturers and if they are unable to meet our future requirements, we will need to transition to other manufacturers. We also intend to regularly introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or a reduction in the number of contract manufacturers may cause a delay in our ability to fulfill orders and may limit our ability to operate our business profitably.

IF OUR PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOSE SALES.

Network equipment products frequently contain undetected software or hardware errors when new products, versions or updates of existing products are first released to the marketplace. We have experienced such errors in connection with prior product releases. We expect that such errors or component failures will be found from time to time in the future in new or existing products, including the components incorporated therein, after the commencement of commercial shipments.

These errors may have a material adverse effect on our business and may result in the following, among other things:

☒	significant warranty and repair costs;
☒	diverting the attention of our engineering personnel from new product development efforts;
☒	delaying the recognition of revenue; and
☒	significant customer relations problems.

In addition, if our product is not accepted by customers due to defects, and such returns exceed the amount we accrued for defect returns based on our historical experience, our ability to operate our business profitably may be inhibited.

IF PROBLEMS OCCUR IN A COMPUTER OR COMMUNICATIONS NETWORK, EVEN IF UNRELATED TO OUR PRODUCTS, WE COULD INCUR UNEXPECTED EXPENSES AND LOSE SALES.

Our products must successfully interoperate with products from other vendors. As a result, when problems occur in a computer or communications network, it may be difficult to identify the sources of these problems. The occurrence of hardware and software errors, whether or not caused by our products, could result in the delay or loss of market acceptance of our products and any necessary revisions may cause us to incur significant expenses. The occurrence of any such problems would likely limit our ability to operate our business profitably.

WE EXPECT THE AVERAGE SELLING PRICES OF OUR PRODUCTS TO DECREASE, WHICH MAY INHIBIT OUR ABILITY TO OPERATE OUR BUSINESS PROFITABLY.

The network equipment industry has experienced a rapid erosion of average selling prices due to a number of factors, including competitive pricing pressures, promotional pricing, technological progress and lower selling prices as companies liquidated excess inventory resulting from the industry slowdown that began in the later part of 2000 and continued into 2004/2005. The industry slowdown has abated and Nayna sees the technological progress and global outsourcing as the main price drivers for looking into the future.

We anticipate that the average selling prices of our products will decrease in the future in response to the following, among other things:

☒	competitive global pricing pressures;
☒	discounting in the sales/distribution channels; and
☒	new product introductions by us or our competitors.

We may experience substantial decreases in future operating results due to the erosion of our average selling prices. We expect competitive pressures to remain high due to outsourcing and technological progress and uncertainty of the broader economy. To mitigate the affects of price erosion, Nayna is implementing outsourcing plans to reduce its costs. Nayna’s acquisition of Abundance Networks, with offices in Mumbai India, directly addresses the globalization trend, provides Nayna with direct access to lower cost engineering talent and a lower cost sales channel to greater India. Furthermore, Nayna uses contract manufacturers for the production of its products and thus is well positioned to meet customer demand at market prices by building in low cost off-shore locations.

FAILURE TO SUCCESSFULLY EXPAND OUR SALES AND SUPPORT TEAMS OR EDUCATE THEM IN REGARD TO TECHNOLOGIES AND OUR PRODUCT FAMILIES MAY HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

The sale of our products and services requires a sophisticated sales effort that frequently involves several levels within a prospective customer's organization. We may not be able to increase net revenue unless we expand our sales and support teams in order to address all of the customer requirements necessary to sell our products.

We cannot assure you that we will be able to successfully integrate new employees into our company or to educate current and future employees in regard to rapidly evolving technologies and our product families. A failure to do so may hurt our business, financial condition and operating results.

WE MUST CONTINUE TO DEVELOP AND INCREASE THE PRODUCTIVITY OF OUR SALES AND DISTRIBUTION CHANNELS TO INCREASE NET REVENUE AND IMPROVE OUR OPERATING RESULTS.

Our sales channel includes our own direct sales people, large original equipment manufacturer, system integrators, agents, resellers and distributors. Outside sales channels require us to develop and cultivate strategic relationships and allocate substantial internal resources for the maintenance of such relationships. We may not be able to increase gross revenues unless we expand our sales channel and support teams to handle all of our customer requirements in a professional manner. If we are unable to expand our sales channel and support teams in a timely manner, and/or manage them in all cases, our business, financial condition and operating results may be hurt.

In addition, many of our sales channel partners also carry products they make themselves or that are made by our competitors. We cannot assure you that our sales channel partners will continue to market or sell our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. Their failure to do so may hurt our revenue growth and operating results.

SHARES OF OUR TOTAL OUTSTANDING SHARES THAT ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE FUTURE COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

As of March 31, 2006, we had 41,119,617 shares of our common stock issued and outstanding of which 36,936,560 shares are restricted shares. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale.

The amount of "restricted securities" which a person who is not an affiliate of our company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning our company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of Common Stock may adversely affect prevailing market prices of our Common Stock and could impair our ability to raise capital.

FORWARD LOOKING STATEMENTS

Information included in this Form SB-2 may contain forward-looking statements. These statements may involve known and unknown risks, uncertainties and other factors, including, among other things:

- general economic and business conditions, both nationally and in our markets,
- our history of losses,
- our expectations and estimates concerning future financial performance, financing plans and the impact of competition, - our ability to implement our growth strategy, - anticipated trends in our business, - advances in technologies, and - other risk factors set forth under "Risk Factors" in this prospectus.

These factors may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, we do not undertake any obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive the proceeds from the exercise of the Warrants by the selling stockholders. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "NAYN." Our common stock has been traded on the OTC Bulletin Board since April 4, 2005. Prior to that date, our common stock was not actively traded in the public market. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Quarter ended	High Bid	Low Bid
2005
December 31	$1.14	$0.40
September 30	$0.918	$0.40
June 30	$2.10	$0.56

As of March 31, 2006, we had approximately 2,410 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, UT 84117

On April 12, 2006, the closing price of our common stock on the OTCBB was $0.20.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements of operations data for the fiscal years ended December 31, 2005 and December 31, 2004, respectively, and for the cumulative period from February 10, 2000 (date of inception) to December 31, 2005 and the balance sheet data as of December 31, 2005 are derived from the audited financial statements, which are included elsewhere in this prospectus.. The historical results are not necessarily indicative of the operating results to be expected in the future. The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and notes thereto included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

The following discussion of our consolidated financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this report. This report contains certain forward-looking statements relating to future events or our future financial performance. These statements are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in this report. You are cautioned not to place undue reliance on this information which speaks only as of the date of this report. We are not obligated to publicly update this information, whether as a result of new information, future events or otherwise, except to the extent we are required to do so in connection with our obligation to file reports with the SEC. For a discussion of the important risks related to our business and future operating performance, see the discussion under the caption “Item 1A. Risk Factors”. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Plan of Operations

For year 2006, the following material expenses have been budgeted:

R&D	$2.1M
Sales and Marketing	$0.7M
G&A	$1.5M
Other Expenses	$0.3M

The expenses outlined above contain our budgeted operating expenses and include the operating expenses to carry on the business related to the January 2006 acquisition of substantially all of the assets of Abundance Networks. Together with Abundance, Nayna expects to generate material revenues for the year ending December 31, 2006, commencing in the third quarter. Prior to the commencement of revenue, Net Losses are expected to be approximately $1M.

The combined operations are expected to achieve breakeven in the fourth quarter. Net Losses for the period from revenue commencement to breakeven, are expected to be approximately $1M. Gross profits and the balance of the November 17, 2005 funding are expected to offset the total operating expenses

Overview and Background

We were formed as a result of a merger and plan of reorganization between Rescon Technology, Inc., a Nevada corporation and publicly traded company, and Nayna Networks, Inc., a Delaware corporation and a private company. On April 1, 2005, Nayna merged into Rescon in a stock-for-stock transaction. In the merger, Rescon issued 32,249,947 shares of its restricted common stock and warrants to purchase 88,600 shares of its restricted common stock to the stockholders of Nayna and assumed options to purchase 4,948,631 shares of common stock in exchange for 100% of Nayna's issued and outstanding shares of common stock, warrants and options.

As a result of the merger, Rescon continued as the surviving corporation, Nayna became a wholly-owned subsidiary of Rescon and the stockholders of Nayna became stockholders of Rescon. The stockholders of Rescon prior to the merger owned approximately 10% of the issued and outstanding shares of Rescon common stock immediately following the merger. The stockholders of Nayna prior to the merger owned approximately 90% of the issued and outstanding shares of Rescon common stock immediately following the Merger.

As a result of the merger, Rescon assumed Nayna's operations and business plan and changed its name to Nayna Networks, Inc.

Financial information from February 10, 2000 (date of inception) through December 31, 2005 is the historical financial information of the Company.

We are a hardware and software development company that designs, develops and markets next generation broadband access solutions. Typical applications include high speed Internet access and advanced multi-media content delivery such as high definition TV on demand over the Internet. Typical customers include carriers, Cable TV service providers, integrators and corporations. Our flagship platform, ExpressSTREAM, removes the performance bottlenecks typically found in access networks linking the service provider’s Point-of-Presence (POP/Central Office) to the subscriber’s home or office. The high quality and rich feature set of our solutions enables the ExpressSTREAM solutions to address a wide variety of applications at up to several gigabits per second, from the physical wiring transport level up to and through the software application layer. For longer reach higher speed links we use technology based on fiber optics. For shorter range and lower speed links we offer a variety of solutions that use a combination of copper wiring (such as Digital Subscriber Loop - DSL) and wireless links (such as WiFi technology). Our solutions are based on proprietary hardware and software implementations that are largely based on standard components and follow industry standards/specifications for compatibility. To date, we have not generated any material revenues and we continue to be a development stage company. As a result, our auditors have expressed substantial doubt as to our ability to continue as a going concern. We currently have sufficient funding to last through June 2006, at which time we will need to raise additional funds to continue operations. As part of the terms of its November 17, 2005 funding, we expect to receive an additional $1.6M upon effective registration of the shares underlying the Secured Callable Notes, which will provide sufficient funding for an additional six months of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Development Stage Enterprise

Since its inception, although the Company has commenced its principal operations, it has not achieved a sufficient level of sales and market demand to become an established operating enterprise. Therefore, the Company is currently classified as a development stage enterprise under the Statement of Financial Accounting Standards ("SFASB") No. 7, "Accounting and Reporting by Development Stage Enterprises." Successful completion of the Company's development program and the attainment of profitable operations is dependent on future events, including, among other things, the receipt of adequate financing to continue its operations and fulfill its development activities and the achievement of a level of sales adequate to support the Company's cost structure. There can be no assurance that the Company will successfully accomplish these events.

The Company has experienced net losses since its inception and had an accumulated deficit of $63.4 million as of December 31, 2005. Such losses are attributable to cash and non-cash expenses resulting from costs incurred in the development of the Company's products and infrastructure. The Company expects operating losses to continue for the foreseeable future as it continues to develop and market its products. However, the Company's ability to continue its operations as a going concern is in doubt. Regardless of when or if the Company is able to commercialize its products, the Company may require additional funding and may sell additional shares of its common stock or preferred stock through private placement or public offerings. There can be no assurance that the Company will be able to obtain additional debt or equity financing, if and when needed, on terms acceptable to the Company or at all. Any additional equity or convertible debt financing may involve substantial dilution to the Company's stockholders, restrictive covenants, or high interest costs. The failure to raise needed funds on sufficiently favorable terms could have a material adverse effect on the Company's business, operating results, and financial condition. The Company's long-term liquidity also depends upon its ability to increase revenues from the sale of its products and achieve profitability. The failure to achieve these goals could have a material adverse effect on the operating results and financial condition of the Company.

The successful accomplishment of future activities and initiatives cannot be determined at this time due to, among other things, current market conditions, the volatility of the Company's business and the industry in which it competes and other factors as are set forth herein under the caption "Risk Factors" and in other filings made, from time to time, with the Commission. There can be no assurance that the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

Basis of Presentation

The financial statements of the company have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate estimates, including those related to bad debts, inventories and income taxes, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Inventory Valuation

As a development stage enterprise, the Company expenses all inventories to research and development until such time as commercial revenues may commence.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the sum of the present value of future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount, an impairment loss would be measured based on the discounted cash flows compared to the carrying amount. No impairment charge has been recorded in any of the periods presented herein.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all instruments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is determined using the straight-line method over the estimated useful lives of the respective assets, which are generally three to five years for computers, equipment and furniture. Depreciation on leasehold improvements is provided using the straight-line method over the shorter of the estimated useful lives of the improvements or the lease term. Expenditures for maintenance and repairs are charged to operating expense as incurred. Upon retirement or sale, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains and losses are included in other income or expense.

Business and Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents invested in deposits and trade receivables. The Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that the institutions are financially sound and, accordingly, minimal credit risk exists. The carrying values reported in the balance sheets for cash, cash equivalents and trade receivables approximate their fair values.

Research and Development

The Company accounts for research and development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 2, "Accounting for Research and development Costs," and, accordingly, the Company expenses research and development costs when incurred.

Income Taxes

The Company recognizes deferred tax assets and liabilities for operating loss carryforwards, tax credit carryforwards and the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of net deferred tax assets if there is uncertainty regarding their realization.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation."

Stock and other equity instruments issued to non-employees are accounted for in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," and are valued using the Black-Scholes model.

No stock-based employee compensation cost related to stock options is reflected in net income (loss), as all options granted under the Company's stock-based compensation plans had an exercise price equal to fair value of the underlying common stock on the applicable grant date. Goodwill and Purchased Intangible Assets

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004

From the date of its inception on February 10, 2000 through December 31, 2005, the Company has operated, and will continue to operate through at least the third quarter of 2006, as a development stage company, devoting all of its efforts and resources to developing and testing new products and preparing for market introductions of its products.

Revenues, Cost of Sales and Gross Profit

For the year ended December 31, 2005 and December 31, 2004, we did not have any material revenue, cost of sales or gross profit. As a development stage company, any revenues generated by trial and evaluation sales have been classified as a reduction of expenses

Research and development expenses

Our research and development expenses for the year ended December 31, 2005 decreased $85,000 to $2.886 million compared to $2.971 million for the year ended December 31, 2004. Research and development expenses decreased as a result of a further reduction of staff, which was partially offset by a slight increase in production of trial and test units and support.

Business development expenses

Business development costs for the year ended December 31, 2005 decreased $258,000 to $753,000 compared to $1.011 million for the year ended December 31, 2004 primarily due to a reduction in staff. The reduction in staff was consistent with the change in our selling strategy from direct sales to working with channel partners.

General and administrative expenses

General and administrative costs for the year ended December 31, 2005 increased $799,000 to $1.868 million compared to $1.069 million for the year ended December 31, 2004 primarily due to the Company's increased obligations upon becoming a reporting enterprise and the costs associated with raising funds.

Interest income and expense

Interest income and expense for the year ended December 31, 2005 increased by $73,000 to $99,000 compared to $26,000 for the year ended December 31, 2004 primarily due to the increase in debt.

Gain (Loss) on sale of assets

The loss on sale of assets for the year ended December 31, 2005 decreased $12,000 to $0 compared to a loss of $12,000 for the year ended December 31, 2004. In June 2005, the Company sold some equipment to a leasing company for $1,400 and immediately executed a 24 month operational lease.  Under the terms of the lease the Company has agreed to pay, on a quarterly basis, $179 over the term of the lease. At the end of the lease the Company has the right to return the equipment, negotiate a re-lease, or purchase the equipment at fair market value. The sale was primarily a financing instrument and as such no gain or loss will be recognized.

Impairment of goodwill and other intangible assets

The impairment of goodwill for the year ended December 31, 2005 increased by $4,354,000 to $4,363,000 compared to $9,000 for the year ended December 31, 2004 primarily due to the write off associated with the reverse merger of Nayna Networks, Inc. into ResCon Technology Corporation.

Net Income

For the year ended December 31, 2005, the Company reported net losses applicable to common stockholders of 9.969 million as compared to net losses of 5.098 million for the same period in 2004.

Off- Balance Sheet Arrangements

None.

Liquidity and Capital Resources

As of December 31, 2005, the Company had an accumulated deficit since inception of $63.4 million and cash and cash equivalents of $1.782. The Company has incurred losses since its inception and has current liabilities in excess of current assets. In October and November of 2005, the Company received an aggregate of approximately $180,000 in bridge loans from certain lenders, bringing the aggregated bridge loans to a total of $1,209,981. All of the notes have become due and payable on June 30, 2006. On November 17, 2005, the Company raised $1.6 million in funding through the sale of Secured Callable Notes. Under the terms of the agreement governing the sale of such Secured Callable Notes, the Company would be entitled to a further $1.6M on filing an initial registration statement, under the form SB-2, for the shares that underly the notes, and further, the Company would be entitled to a further $1.6 million when such registration statement is deemed effective by the Securities and Exchange Commission. On December 16, 2005, the Company filed the initial registration statement and on December 28, 2005 completed the second funding of $1.6 million. On March 27, 2006, the Company and the purchasers of the Convertible Notes agreed to convert all $2,338,785 of Convertible Debt into shares of the Company’s common stock at a price of $1.00 per share. Of the Convertible Debt, $588,785 was funds borrowed from Mr. Tsuyoshi Taira. Mr. Taira’s notes were interest free with no set repayment schedule. Notwithstanding the recent amounts raised in 2004 and 2005, the Company does not have sufficient cash on hand to continue its operations as a development state company. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The Company is currently seeking additional financing to support continued operations. If we cannot raise additional funds, we will be unable to continue as a going concern.

In this regard, as the Company has limited working capital and limited cash on hand, and as it is not currently realizing revenue from operations, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. We anticipate that our currently available funds, including the proceeds from our most recent financing, are sufficient to meet our needs for working capital, capital expenditures and business expansion for the next seven months. Thereafter, we will need to raise additional funds. If any of our assumptions are incorrect, we may need to raise capital before the end of seven months. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. This funding may be sought by means of private equity or debt financing. Other than the additional callable secured convertible notes and warrants, the investors have committed to purchase, the Company currently has no commitments from any party to provide funding and there is no way to predict when, or if, any such funding could materialize. There is no assurance that the Company will be successful in obtaining additional funding on attractive terms, or at all.

Recent Events

Abundance Networks, LLC.

On January 20, 2006, we completed the acquisition of substantially all of the assets, including a wholly owned subsidiary, Abundance Networks (India) Pvt. Ltd., and certain of the liabilities of Abundance Networks, LLC, or ANI, pursuant to the terms of an Asset Purchase Agreement,. ANI is a privately held company located in Shelton, Connecticut, that provides Ethernet over Sonet/SDH, enterprise-class network solutions and services.

Under the terms of the Asset Purchase Agreement, ANI's assets and certain liabilities were transferred to a wholly-owned subsidiary of Nayna and Nayna issued shares of its common stock to ANI. At the closing, Nayna issued ANI 1,150,000 shares (the "Original Issue") plus the number of shares obtained by dividing $500,000 by the average of the closing prices of Nayna's common stock during the twenty consecutive trading days ending one day prior to the closing date, as traded on the OTCBB, the actual shares issued were 1,020,408 shares of common stock, or a total of 2,170,408. 350,000 of the shares (the "Indemnification Shares") are being held in escrow for fifteen months to satisfy any indemnification claims by Nayna during such period (the "Indemnification Period"). Up to an additional 1,750,000 shares (the "Earnout Shares") may be issued to ANI, based on achievement of certain revenue and earnings milestones. Certain issuances of shares are subject to a true-up calculation, whereby, the total number of shares issued may be adjusted by multiplying the original number of shares issued by $2.00 and dividing by the average of the closing prices of Nayna's common stock during the twenty consecutive trading days ending one day prior to the date of the adjustment, as traded on the OTCBB (or other national exchange) (each such adjustment, a "True-up"). The Original Issue is subject to True-up on the one year anniversary of the closing. The Indemnification Shares are subject to True-up at the end of the Indemnification period. The Earnout Shares are subject to True-up at the time of issuance.

BUSINESS OF ABUNDANCE

COMPANY OVERVIEW

Abundance Networks, LLC was established as a Delaware limited liability company in July 2002. Its principal office is at One Enterprise Drive, Suite 109, Shelton, Connecticut, USA 06484. Prior to this, it was a division of OSS Corporation. The Company has a sister company, Abundance Networks (India) Pvt. Ltd., located at E-401, Crystal Plaza, New Link Road, Andheri (West), Mumbai, 400 053 India. This sister company is being converted to a wholly owned subsidiary.

Abundance Networks develops and markets next-generation integrated access equipment using optical technology to deliver flexible, reliable, scalable and economical bandwidth to businesses in multi-tenant or campus facilities. Abundance Networks has developed a unique combination of features and price performance which is unique to n the industry.

INDUSTRY BACKGROUND

Businesses today are driven by the need for faster and more robust Internet access capable of delivering secure, reliable and integrated voice, video and data communications. The demand is accelerating far beyond the capability of local carriers to supply it with conventional T-1, xDSL and fixed wireless technologies.

Today's carrier backbone networks are supported by synchronous optical network (SONET) and synchronous digital hierarchy (SDH) transmission technologies. SONET is the standard used primarily in North America and SDH is the standard used outside North America.

In the core network, the carriers offer services such as telephone, dedicated leased lines, and Internet protocol (IP)/Ethernet data, which are continuously transmitted. The SONET/SDH specification outlines the frame format, multiplexing method, and synchronization method between the equipment, as well as specifying the optical interface. For ease of management of heterogeneous equipment, standards have been drawn up for the management planes in both SONET and SDH.

The need for cost effective Broadband availability has been proven as a major factor for the economic growth of a country. But Carriers face a bottleneck in their ability to deliver lasting, economical bandwidth over the last mile. This transformation in the demand and the convergence of voice and data over a shared network presents a major market opportunity.

Fiber optic is the only communication medium that can handle this kind of bandwidth growth.

The major trend shaping the future of our market is the continued growth in bandwidth requirements in the telecom networks. This has required service providers to continue to add to their fiber optic networks, especially at the metro edge near the end user customers. While the pace of this build has slowed since the boom days of several years ago, the projection is for solid growth (see numbers below) particularly in the Asian markets.

Another trend is the continued development of efficient means of transporting data services over SONET/SDH networks. The popular thought several years ago (and some still hold to it) was that SONET/SDH networks would be replaces by Ethernet based networks. What we are seeing is reluctance on the part of the service providers to move away from their installed base of SONET/SDH networks. Instead they are pressing standards bodies like ITU-T and vendors like Abundance to introduce better ways to integrate data and video traffic with voice traffic on the existing network.

SALES AND MARKETING

Target Market

Abundance Networks does not plan to directly target the major local telephone companies in the United States because of their long sales cycles and costly certification processes. However, the company’s relationships with OEMs can result in the products being sold to those companies as part of the OEM’s broad product and service offerings.

Geographically, Abundance Networks will focus its initial marketing efforts on India, the Far East, and North America.

Opportunities for Abundance Networks

Abundance Networks is pursuing a number of market opportunities for its products, including:

•	Extending Fiber in the Telecom Network, especially at the Metro Edge
•	Delivering SONET/SDH Solutions for Wireless Carriers
•	Enabling Enterprise Driven Wide Area Networks
•	Expanding the Reach of Storage Area Networks

Extending Fiber in the Metro Edge

Business enterprises have been witnessing an increased requirement for bandwidth for their voice and data communications to and from their locations. There are several factors that have been driving this demand.

The growth of Internet usage: - As companies continue to expand their own web sites as strategic marketing tools, allowing their customers both access to corporate and product information and the ability to transact business online. Companies find this is a two-way street, as their employees require better Internet access because they are communicating with their customers, partners, and suppliers over the Net.

The continued growth of intranets where multi-location companies use the Internet as an extended Local Area Network, allowing employees at remote location access to corporate databases and e-mail as if they were at headquarters.

The growth of internal data that needs to be transmitted internally between locations and between the enterprise and its customers and suppliers.

To meet this requirement for bandwidth, customers have installed larger dedicated ‘pipes’ (DS-1 and DS-3) to their Internet Service Providers and have embraced data networking solutions from Local Exchange Carriers (LECs) and Inter-exchange Carriers (IXCs) such as Frame Relay and ATM, both of which require dedicated access to their switches. Customers have also migrated voice traffic, such as PBX trunks, outgoing long distance, and incoming 800 service to dedicated facilities.

The drive toward dedicated facilities raises several issues for Service Providers.

•	Ability to deliver these facilities over the existing copper based network.
•	Providers have found it difficult to provision dedicated facilities in a timely manner.
•	The twisted pair copper limits the amount of bandwidth available to the customer.
•	And finally, the existing network does not deliver the diversity and survivability required for customer’s mission critical applications.

The answer has been to deploy fiber, either point-to-point or in ring networks. Delivering fiber directly to a business allows the provider to deliver more bandwidth faster and more reliably. Further, when the enterprise has access to a ring, the Provider can guarantee the level of service required by the customer.

Local Exchange Carriers (LECS) have continued to install fiber in their feeder routes, many of which pass by the curb of the enterprise. LECs also continue to build metro fiber rings to provide survivability to customers. To serve their enterprise customers, Alternative Local Exchange Carriers have deployed fiber in their local networks, usually in a ring topology.

Delivering SONET/SDH Solutions for Wireless Carriers

Wireless Carriers are in the business of providing voice, data, and video services to their wireless customers. They need to connect their cell sites with their central offices in a high speed, reliable, cost-effective manner. A few of these carriers have chosen to invest in their own local networks.

In most cases, the Wireless carriers subscribe to dedicated channels (DS-1 or DS-3) from the wireline telephone company that are installed between the cell site and the Wireless carriers central office. The Wireless carriers want to route these lines over SONET/SDH rings in order to attain the survivability inherent in SONET/SDH networks. However, because an individual cell site may not have a lot of network traffic, the Wireless carriers need an access device that is very cost effective, yet reliable.

Enabling Enterprise Driven Wide Area Networks

The scenarios described above envision Service Providers adopting Abundance Networks products in order to deploy service to their enterprise customers. But there are enterprise customers who prefer another approach. They do not want to be dependant on a single Service Provider for their services and they want to take a more active role in managing the deployment and maintenance of their wide area networks.

Abundance Networks has already been successful selling its SDH products to the Indian Railways for use in their internal network. Similar opportunities exist in India and the rest of the world in the railroad, gas utility, and electric utility markets.

The Indian Railways use our equipment in their fiber optic network built on their right of way. This network carries internal Railways traffic and traffic from other customers. The Railways organization has awarded us these contracts because we provide a state-of-the-art, cost-effective solution for its needs. The major challenge we had to overcome was getting the approval of the Research Designs and Standards Organization (RDSO) of the Railways for our products. Railways is important to us, not only for their revenue stream, but because they are an example of a successful installation of our product line.

Expanding the Reach of Storage Area Networks

Storage Area Networks (SANs) interconnect different types of data storage devices with associated data servers on behalf of a larger network of users. While a SAN is usually clustered in close proximity to mainframes, it may also extend to remote locations for backup and archival storage, using wide area networks. SANs also require wide area network capability when the IP network is managed by a third party who is located away from the enterprise location.

Marketing Strategy

The North American market is based on the SONET standards whereas the rest of the world uses the SDH standards.

The company will initially leverage the presence of its partners in US and India to enter these respective markets. The common standards in India and the rest of the world, excluding North America, will enable AN to tap these markets. Abundance Networks intends to concentrate 50% of the sales effort to India and the rest of the world while the balance would address the North American market. The rest of the world market would comprise of Europe, China, India and the Far East.

Initially, Abundance Networks will operate out of its office in Shelton and its Indian office. As the direct sales operation expands, Abundance Networks will consider other locations for branch sales offices, such as the U.S. West Coast, Europe, or Asia.

Advertising and Promotion

For the Network Equipment Provider market, the sales process primarily involves one-on-one negotiations with the business development or product management heads of the prospective OEMs. Advertising and promotion needs in these cases are minimal, consisting of data sheets and handouts. At an appropriate time, the website for Abundance Networks will be updated to reflect the full intorduction of the product line. Abundance plans to participate in trade shows in its target marget in the upcoming year. Abundance has not done any advertising and will evaluate its effectiveness in the future.

As Abundance Networks develops its direct sales capability, it will support this effort with appropriate sales support materials, including product brochures. It will also perform selective external advertising in trade journals to supplement Abundance Network’s press releases. Abundance Networks will also participate in selected trade shows in order to increase exposure and develop qualified leads. Finally, Abundance Networks would develop direct mail campaigns for the service provider and enterprise customer markets in order to develop opportunities for the direct sales force to close.

Sales & Distribution

Abundance Networks will employ two principal channels of sales and distribution.

•	Strategic partnerships with global telecommunications equipment manufacturers and chip manufacturers; and
•	Direct sales to ICPs, Enterprise customers, and Multi-Tenant Unit owners/managers.

Customers and Sales

The Company has signed an agreement with Crompton Greaves, Ltd for value added reselling of the Company’s products primarily in the Indian subcontinent. Crompton Greaves is responsible for sales, installation, commissioning and manufacturing support and customer support for the Company’s products. The Company is actively pursuing other agreements to distribute its products in other regions of the world.

The Company has successfully obtained approval for its products both from the Research Designs and Standards Organization (RDSO) of the Indian Railways and from the Telecommunication Engineering Centre (TEC) of the Indian Department of Telecommunications.

Original Equipment Manufacturers

Abundance Networks works with both original equipment manufacturers and system integrators to leverage their existing business relationships with the major providers of telecom network products to establish strategic partnerships. These companies offer marketing, distribution, installation and support of Abundance Network products, which may be customized and/or sold as private label equipment. This assures a quick return for Abundance Networks on its technology investment without having to ramp up overhead costs to introduce its products to the market.

Abundance Networks has targeted firms in its geographic target area for potential OEM relationships. Abundance Networks has an agreement with Crompton Greaves, Ltd., a major supplier of telecommunications equipment in India. Crompton Greaves is selling the Abundance Networks product line both in India and in other locations in which it does business.

Similarly, Abundance Networks is working with several other firms to develop potential opportunities for the Abundance Networks product line in North America, Europe, Asia, and the Rest of the World.

In India, the sales cycle is about six months from the time of bidding to installation acceptance.
The above relationships/opportunities together with Crompton Greaves provides Abundance Networks the confidence that it will meet its revenue goals in the coming years.

Sales and Customer Support

Currently, senior management of Abundance Networks has responsibility for negotiating our current and pending agreements. As the number of these relationships expands, Abundance will employ Account Executives to cultivate and manage them.

Account Executives will manage the day-to-day relationships with network equipment or OEM partners. Direct Sales will be the responsibility of a Sales Manager who will initially have one or two Account Executives as direct reports. The sales group will also have a sales engineer and a marketing sales support person to assist the sales process. Abundance Networks will use suitable sales management software to maintain records of customer contacts and to monitor the status of proposals and sales. All sales personnel would be paid on a salary plus commission basis.

Training and Support

Abundance Networks provides extensive training to our OEM distributors to allow them to install our products and provide the first and second level of support for maintenance. Our distributors are required to maintain this level of training and expertise for employees hired after Abundance completes its training.

Abundance Networks also provides our distributors with third level support on maintenance issues. We charge on an hourly basis and then only if it is performed after hours.

Abundance Networks Solution

Abundance Networks, LLC, aims to target this opportunity through its managed optical access devices to improve the path leading to the edge of the core to enhance the end users experience of using high bandwidth intensive applications. Abundance Networks, LLC aims to augment this with last mile solutions such as Ethernet over the last mile, Wi-MAX and information transmission over power lines as integrated solutions to our platforms.

Integrated access and multi-service device platforms provide cost-effective service creation and revenue growth for the carriers These devices also perform digital switching functions of the information payload be it T-1, E-1, T-3, E-3, Ethernet, Gigabit Ethernet, Wi-MAX or xDSL. The system also can also be interfaced to support and deliver ISDN Centrex services, ATM services or serve as a channel bank.

The strongest demand in the optical components industry is increasingly for access and metro products and these require low cost and a small footprint coupled with standards based management. These characteristics are exactly what integrated managed optical components can potentially offer.

Abundance Network products leverage the benefits and ubiquity of TCP/IP data transport protocol, SONET/SDH technologies, and rapidly expanding fiber optic facilities for broadband access in metropolitan and dense suburban areas. They allow simple and economical scaling of enterprise networks to accommodate Internet and Virtual Private Network traffic while supporting existing Time Division Multiplexing services. The products give Integrated Communications Providers (ICPs) an easy migration path from existing IAD access devices to broadband IP access networks. The modular architecture of this solution supports scalability, so ICPs can increase capacity by adding more units rather than replacing existing equipment.

These products permit ICPs not only to aggregate services on a common platform but also to provide improved service and traffic management. They can provision services in minutes, compared with the weeks or even months required to configure SONET/SDH services. The products are supported by AN’s proprietary NetCharmer service creation platform that allows providers to attain additional revenues by customizing different voice, data, or video service offerings to end users using the same Abundance Networks access device.

Multiple businesses can be served with one Abundance Network device connecting to a fiber ring thereby reducing the installation and support costs. These solutions optimize new and improved optical technologies to allow Integrated Communications Providers (ICPs) to achieve a reasonable return on their investments in deploying fiber optic based transport networks in metro, suburban and campus environments.

Currently Abundance Networks (AN) has five products that integrate voice traffic (Time Division Multiplexing/PDH) and data traffic (Internet Protocol/Ethernet or Storage Area Network) in a metro edge network:

AN 3000 Optical Integrated Access Device

The AN 3000 is a standards-based, fiber optic SONET/SDH OC-3/STM-1 multiplexer in a backplane design with modular interface cards to support customer requirements for redundancy and upgradeability.

The AN 3000 can be upgraded to an AN 12000 by replacing the modular OC-3 /STM-1 line cards with OC-12/STM-4 cards.

The unit's flexibility and manageability facilitates the migration of TDM networks to all-packet broadband networks. The AN 3000 allows service providers to configure the unit to anticipate customer requirements, essentially "pre-provisioning" them. Customers can be upgraded in minutes rather than waiting weeks or even months for expensive T-1 or HDSL lines.

The AN 3000, a modular backplane design which integrates T1/E1 and T3/E3 (TDM) to OC-3/STM-1 in a voice only mode or which integrates T1/E1, T3/E3 (TDM) and 10/100 Ethernet (IP) to OC-3/ STM-1 in a voice/data mode.

AN 3000 Lite Optical Integrated Access Device

Capable of serving several individual businesses, or multiple facilities of a large enterprise, the AN 3000 Lite is a standards-based, fiber optic SONET/SDH OC-3/STM-1 multiplexer. Small and economical, the AN 3000 Lite can be installed in any appropriate location, such as a telecom room, basement, or utility closet. In a multistory building, AN 3000 Lites can be installed on multiple floors.

The AN 3000 Lite, an integrated design which integrates T1/E1 and T3/E3 (TDM) to OC-3/STM-1 in a voice only mode or which integrates T1/E1, T3/E3 (TDM) and 10/100 Ethernet (IP) to OC-3/ STM-1 in a voice/data mode.

AN 12000 Optical Integrated Access Device

The AN 12000 is a standards-based, fiber optic SONET/SDH OC-12/STM-4 multiplexer in a backplane design with modular interface cards to support customer requirements for redundancy and upgradeability.

It can cross-connect STS-3 and STS-1 level services, and offers channelized or concatenated OC-3/STM-1 connections to the nearest fiber ring for transmitting aggregated voice and data traffic from individual businesses. A Multi-Service Access Platform on the ring directs voice traffic to the Telco’s central office.

The AN 12000, a modular backplane design which integrates T1/E1, T3/E3, E4/STM-1e, and STM-1o (TDM) to OC-12/STM-4 in a voice only mode or which integrates T1/E1 and T3/E3, E4/STM-1e and STM-1o (TDM) and 10/100 Ethernet (IP) to OC-12/ STM-4 in a voice/data mode.

AN 12000 Lite Optical Integrated Access Device

A standards-based optical access network solution, the AN 12000 Lite is a full-featured SONET/SDH access device that provides cost-effective and highly reliable transport of a wide range of narrow and broadband services, including voice, leased line or transparent IP, ATM and Frame Relay-based data services or cellular backhaul.

Several AN 3000 Lite units can connect to one AN 12000 Lite, optimizing access bandwidth while guaranteeing quality of service.

The AN 12000 Lite, an integrated design which integrates T1/E1 and T3/E3 (TDM) to OC-12/STM-4 in a voice only mode or which integrates T1/E1 and T3/E3 (TDM) and 10/100 Ethernet (IP) to OC-12/ STM-4 in a voice/data mode.

AN 48000 Optical Integrated Access Device

The AN 48000 is a scalable single shelf SONET/SDH network access device suitable for a wide variety of network applications. In addition to a full-featured SONET/SDH Add/Drop OC-48/STM-16 multiplexer,

Depending on end user bandwidth requirements, the AN 48000 can be used as a stand-alone device or deployed with the AN 3000 and/or AN 12000 to efficiently aggregate customer traffic.

The AN 48000, a modular backplane design which integrates T1/E1, T3/E3, E4/STM-1e (TDM), 10/100 Ethernet, Gigabit Ethernet and Fiber Channel (SAN) to OC-3/STM-1, OC-12/STM-4, or OC-48/STM-16.

Ease of Use/Interoperability/Standards-based

All five AN products provide the flexibility and manageability structure to facilitate the migration of TDM networks to all-packet broadband networks. They allow service providers to configure the unit to anticipate customer requirements, essentially "pre-provisioning" them. Customers can be upgraded in minutes rather than waiting weeks or even months for expensive T-1 or HDSL lines.

As a SONET/SDH network element, each unit is interoperable with existing SONET/SDH equipment and management infrastructure. The standards-based Operation and Maintenance interface protocols allow web-based management as well as by proprietary management systems for network equipment such as Digital Cross Connects, switches, routers, Digital Subscriber Loop Access Multiplexer, Digital Loop Carriers, and so forth.

To facilitate the integration of these components with existing network devices, everything is designed to be compliant with current and emerging telecommunications standards. This preserves most of the present investment by ICPs in their services delivery infrastructure.

The systems are designed for incorporation of Wireless interfaces as well as last mile delivery solutions such as xDSL, Wi-MAX, optical Ethernet and standard Ethernet on Cu. These interfaces reduce the total number of equipments to realize a solution in a cost effective manner with lesser latency.

Today’s users are very concerned about the security issues and we address this with the help of wires speed solutions that avoid latency and unwanted buffering. Abundance Networks products also support wire speed encryption and packet filtering with the help of VHDL programmed FPGAs. Based on a Network requirement, the FPGAs can be pre-configured to implement wire speed executions. A version with Network Processors is being developed to provide more general purpose and dynamic solutions for Security and firewall applications.

The entire telecommunications network infrastructure products can also be remotely managed and configured using an element management system (EMS).

Since its inception, Abundance Networks has established design centers via alliances in the U.S. and India with close inter-communication within the testing and development environment, with state-of-the-art test equipment and top-notch staff.

The Company has developed FPGAs and proprietary algorithms for these products and is developing patents for these products.

NetCharmer Element Management System

To ensure operational efficiency of its products in a multi-vendor environment, Abundance Networks has developed ‘NetCharmer’, a Simple Network Management Protocol (SNMP) based software package for managing the elements of the network. The software includes Application Programming Interfaces (APIs) for Manager of Managers and web management capability. Other features include:

In-band (direct cable connection) and out-of-band (10/100 BaseT) redundant element connectivity
Virtual Port Service providing just-in-time reserved bandwidth
Service Level Agreement support
Customer Network Management (CNM) features
Bandwidth management
Service creation, request - response brokerage type system
Support for Billing with ticks and details of a user.
Option for a redundant Management system in Hot Standby mode.

ENGINEERING AND PRODUCT DEVELOPMENT

Abundance Networks has a dedicated group of Hardware and Software engineers, in the U. S. and in India, who do Engineering and Product Development of Abundance Networks’ product line. These engineers have over 150 years experience in designing and producing quality telecommunications equipment. A skill inventory will be provided.

We do perform customization for our customers and consulting and integration services in support of the products. We do not have a separate group for customization and consulting/integration services. Customization is typically charged on a contract basis with payments based on milestones. There is sometimes a royalty component. Consulting and Integration services are charged on a Time and Materials basis.

Abundance has a special relationship with TranSwitch, a major semiconductor manufacturer. Abundance has worked closely with TranSwitch on the development of some of their chips and TranSwitch has provided support to Abundance in the design and troubleshooting of its products. This relationship is mutually beneficial and neither party charges the other for support.

MANUFACTURING

Flextronics, the world’s largest contract manufacturer, is the primary assembler of Abundance Networks products. Their facility in Bangalore, India, delivers high quality, cost effective printed circuit boards to Abundance Networks. Abundance Networks also has relationships with Design & Assemblies, Inc. in Bangalore, OSDA, Inc. in Milford, Connecticut, USA, and American Backplane, Inc. in Morris, Connecticut, USA to assist in the assembly process as required.

Currently Abundance Networks manages the entire manufacturing process. It also performs hardware tests of assembled PCBs and final system tests on completed units, in conjuction with Crompton Greaves. After the initial production run of the products, Crompton Greaves, who has considerable manufacturing experience, will assume responsibility for the manufacturing and testing process.

INTELLECTUAL PROPERTY

Abundance Networks owns outright all rights to its products, but utilizes software components as described below. The Abundance Networks design also incorporates use of a number of integrated circuits such as framers and mappers, etc.

The AN 3000 and AN 12000 use a VXWorks Operating Systems and an SNMP agent. The NetCharmer Network Management System uses a Windows 2000 server, an SQL2000 Server, and a Win-32 DLL for the SNMP Manager.

Abundance Networks has filed for a patent for Ethernet over SONET technology and is in the process of applying for a number of additional patents relative to its SONET/SDH design.

LITIGATION

There is no current or pending litigation impacting Abundance Networks.

UNAUDITED CONDENSED PROFORMA FINANCIAL STATEMENTS

The following financial statements are presented on a proforma basis to include the Asset Purchase Agreement for Abundance Networks LLC’s assets and the November 17, 2005 private placement of $4.8 million Secured Callable Notes.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
(000's)

	as at December 31, 2005	as at December 31, 2005	PRO FORMA ADJUSTMENTS	PRO FORMA ADJUSTMENTS	PRO FORMA
	NAYNA	ABUNDANCE	NOTE 1	NOTE 2	COMBINED
ASSETS
Current assets:
Cash and cash equivalents	$1,782	$58	$(58)	$1,600	$3,382
Restricted cash	$44				44
Accounts receivable, net	27	731			758
Inventory		141			141
Prepaid expenses	444	19	(19)		444
Total current assets	2,298	949	(77)	1,600	4,770

Property and equipment, net	131	7,563	(7,563)		131
Other assets	194	116	(116)		194
Total assets	$2,623	$8,628	$(7,756)	$1,600	$5,095

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,104	$420			1,524
Accrued liabilities	1,042	49			1,091
Current portion - notes payable & equipment leases	1,567	164			1,731
Due to related parties	-	754	(754)		0
Total current liabilities	3,713	1,387	(754)	0	4,346

Secured Callable Notes Payable					0
Note Payable	3427	598	(158)	1,600	5,467
Convertible note payable, net					0

Stockholders' equity (deficit)
Preferred stock		-			0
LLC Units		7,649	(7,649)		0
Common stock	4	4			8
Additonal paid in capital	59,514		805		60,319
Deferred compensation	(683)
Retained Earnings					0
Deficit accumulated prior to development stage					0
Deficit accumulated during the development stage	(63,350)	(1,010)			(64,360)
Stockholders' equity (deficit)	(4,516)	6,643	(6,844)	0	(4,033)
Total liabilities and stockholders' deficit	$2,623	$8,628	$(7,756)	$1,600	$5,779

NOTE 1:
Adjustments reflect the assets and liabilities that are not being assumed by Nayna, pursuant to the January 20, 2006 Asset Purchase Agreement between Nayna and Abundance Networks, LLC.

NOTE 2:
Adjustments reflect, on a pro-forma basis, the net proceeds of the November 17, 2005 private placement of Secured Callable Notes including the third tranche to be received upon effective registration of the shares that underly the Secured Callable Notes.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
(000's) except share and per share data

	for the year ending	for the nine months ending
	December 31, 2005	December 31, 2005	PRO FORMA	PRO FORMA
	NAYNA	ABUNDANCE	ADJUSTMENTS	COMBINED
Sales		$40	$-	$40
Cost of sales		578	-	578
Gross profit	-	(538)	-	(538)

Operating expenses:
Engineering	2,886	87	-	2,973
Sales and marketing	753	13	-	766
General and administrative	1,868	59	-	1,927
Total operating expenses	5,507	159	-	5,666

Loss from operations	(5,507)	(697)	-	(6,204)

Loss on sales of assets				0
Other income	1	-		1
Interest expense	(100)	(69)		(169)
Gain on Sale of fixed assets
Impairment of Goodwill	(4,363)			(4,363)
				0

Net loss	$(9,969)	$(766)	$-	$(10,735)

Net loss per share, basic and diluted	$(0.29)			$(0.31)

Nayna Networks, Inc.
UNAUDITED PRO FORMA CONDENSED
Calculation of basic and fully diluted shares

Common
Nayna balance as at December 31, 2005	41,119,617

Shares issued on completion of Asset Purchase Agreement with	2,170,408
Abundance Networks, LLC on January 20, 2006

Total basic shares as at January 20, 2006	2,170,408

BUSINESS

Introduction

We were formed as a result of a merger and plan of reorganization between Rescon Technology, Inc., a Nevada corporation and publicly traded company, and Nayna Networks, Inc., a Delaware corporation and a private company. On April 1, 2005, Nayna merged into Rescon in a stock-for-stock transaction. In the merger, Rescon issued 32,249,947 shares of its restricted common stock and warrants to purchase 88,600 shares of its restricted common stock to the stockholders of Nayna and assumed options to purchase 4,948,631 shares of common stock in exchange for 100% of Nayna's issued and outstanding shares of common stock, warrants and options.

As a result of the merger, Rescon continued as the surviving corporation, Nayna became a wholly-owned subsidiary of Rescon and the stockholders of Nayna became stockholders of Rescon. The stockholders of Rescon prior to the merger owned approximately 10% of the issued and outstanding shares of Rescon common stock immediately following the merger. The stockholders of Nayna prior to the merger owned approximately 90% of the issued and outstanding shares of Rescon common stock immediately following the Merger.

As a result of the merger, Rescon assumed Nayna's operations and business plan and changed its name to Nayna Networks, Inc.

Business Development

Founded in February 2000, Nayna Networks, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, was a venture backed start-up organized to develop and market fiber optic equipment. The Company designs, develops and markets next generation broadband access and secure communication solutions.

On April 1, 2003, Nayna Delaware exchanged 4,680,647 shares of Series C Preferred Stock and 5,348,572 shares of common stock for 100% of Xpeed’s preferred and common stock. Xpeed was engaged in development and marketing of Passive Optical Network and Digital Subscriber Line products. The controlling persons for Xpeed were Ignite Ventures II L.P., a venture capital fund, Tsunami Network Partners Corporation, a venture capital fund and Tsuyoshi Taira, an individual.

On March 10, 2004 Nayna Delaware entered into a Securities Purchase Agreement whereby investors purchased 19,531,247 shares of Series D Preferred Stock for $3,649,000. In connection wit the sale of the Series D Preferred Stock, all shares of Series A, B and C preferred stock were converted into common stock on a 1 for 1 basis. Subsequently, on April 1, 2005, in connection with the merger with Rescon Technology Corporation, all outstanding shares of the Series D preferred stock were converted into shares of the Company’s common stock.

On April 1, 2004 Nayna acquired a perpetual, worldwide right to use the intellectual property of Accordion Networks, Inc. for 300,000 shares of common stock. The controlling persons of Accordion were Transwitch Corporation, a publicly traded company (NASDAQ:TXCC) and Middlefield Ventures, a venture capital fund. Gautam Chanda, the CEO of Accordion, was hired as the Vice President of Business Development for the Company.

On April 1, 2005 immediately prior to the merger with Rescon Technology Corporation, Nayna exchanged 9,250,000 shares of common stock for 100% of the shares of Depthcom 7. The controlling persons for Depthcom 7 were Eric McAfee, a principal in Berg McAfee Companies, LLC, McAfee Capital, LLC and Cagan McAfee Capital Partners, all of which are private equity firms.

On April 1 2005, the Company issued 32,249,947 shares of common stock to the stockholders of Nayna Delaware, in connection with the reverse acquisition of Rescon Technologies Corporation, a publicly traded Nevada corporation (RSCT.OB), by Nayna Networks, Inc. The controlling person for Rescon was Chris Nigohossian, an individual.

Subsequent to Nayna’s fiscal year end of December 31, 2005, on January 20, 2006, Nayna acquired substantially all of the assets and certain liabilities of Abundance Networks, LLC, including 100% of the stock of Abundance Networks India Private Limited. The controlling person for Abundance was Raj Pillai, an individual.

Overview

We are a hardware and software development company that designs, develops and markets next generation broadband access solutions, Typical customers include carriers, cable television service providers, integrators and municipal, defense and enterprise networks. Current customers and channel partners include InformaCorp, Crystal-Clear.TV, EthoStream, HITs (Canada), University of Evry (France) and Revenga Ingerieros, S.A. (Spain).

Our multi-gigabit flagship platform, ExpressSTREAM, removes the performance bottlenecks typically found in access networks. The high quality and rich feature set of our solutions enables our ExpressSTREAM platform to address a wide variety of applications from the transport level up to and through the application layer. Nayna, together with the companies which it has acquired, has raised more than $65 million in venture capital investment over the past six years, substantially all of which has been spent on product development. In addition to continued internal development efforts, we plan to augment our product and service offerings through the acquisitions of complementary companies in the secured communications solutions field including infrastructure, software and services companies.

Our solutions are based on proprietary hardware and software implementations that are largely based on standard components. This methodology makes our solutions more flexible and less costly and enables us to address our customers' needs swiftly without the cost or time required to make custom silicon chips. These high-performance, cost-effective solutions are enhanced by intelligent enforcement of quality of service, which we believe positions us to compete effectively in our target markets.

Features for quality and service level differentiation are critical for enabling service providers to generate revenues by pricing and billing separately for multiple voice, data and video applications. Service providers can create and operate sophisticated subscriber contracts to optimize operating margins, by separating traffic types, controlling ports and prioritizing traffic bandwidth. For example, using our ExpressSTREAM hardware, a service provider can quickly and easily assign a pay-per-view video high priority dedicated bandwidth while standard web surfing traffic remains a low priority using only idle bandwidth. Thus, ensuring that the higher margin video traffic will be of high quality and not be affected by the web traffic flowing in the background.

Industry Background

The demand for delivery of information at increasing speed with increasing reliability continues to grow rapidly. Next generation secured communications providing data, video and voice over internet protocol, are beginning to displace the traditional public switched telephone networks, Web pages are displacing newspaper pages, and high definition television, or HDTV, video on demand is replacing older broadcast standard television. The traditional publicly switched telephone network is much more costly than a voice over internet protocol based network and standard television over an analog carrier signal has an inferior image quality compared to a HDTV internet protocol digital signal.

The demand for consumer entertainment in the form of streaming internet radio stations and internet protocol video is driving the rapid change in technology. These applications often require large amounts of bandwidth and higher quality priority protocols as consumers will not tolerate music dropouts and video freeze frames.

Present Market Growth

Both bandwidth consumption (measured in gigabits per second) and the number of broadband content providers serving sites are growing at the grass roots level. As described above, we are seeing significant new trends unfolding in the use and delivery of communication application services, in particular of triple play (voice, data, video) content. These trends include a shift, away from scheduled content programming using analog, or radio frequency, transmission, toward flexible on demand, any time, anywhere content using digital transmission methods over Ethernet.

As the demand for bandwidth continues to increase, older technologies are struggling to keep pace. Traditional access solutions cannot provide the amount of bandwidth necessary to support streaming content and they lack the high level of quality of service tracking demanded by service providers.

The Nayna Solution

Based on new and unique proprietary technology our multi-gigabit ExpressSTREAM family of products and services provides:

1. High bandwidth to transport streaming entertainment and information content that consumers are demanding;

2. A quality of service mechanism that allows service provider to increase revenue by means of pricing & billing by content type, optimizing margins and enforcing subscriber contracts;

3. Reduced equipment costs through implementation of end-to-end Ethernet, thereby eliminating the need for conversion equipment, and

4. Topology flexibility that enables service providers to use one platform to reach all potential customers over existing fiber and copper or new fiber while at the same time reducing operational costs.

Our solutions provide a wide range of benefits in a variety of customer applications. We believe our initial focus on providing broadband access offers near-term revenue opportunity. From our strong technology base, we expect to continue to expand our range of addressable applications through strategic acquisitions and incremental in-house development. For example, our recent Time Division Multiplexing (TDM) over internet protocol development efforts open up the Private Circuit (T1/E1) and Private Branch Exchange (PBX) transport applications. Our high performance carrier class products and quality of service enforcement provides a reliable platform for TDM applications and related service contracts.

The Nayna solution also includes planning, installation and maintenance services up to the application layer. The result of this mix of hardware, software and services is a highly compatible and smoothly running infrastructure for the service provider.

Our Principal Products: ExpressSTREAM Platform

The ExpressSTREAM family of optical, wire and wireless broadband access products and services are certified for a wide variety of applications such as high speed Internet access including handling of advanced applications such as streaming TV over the Internet,. The ExpressSTREAM family includes a variety of technologies including, Digital Subscriber Loop (DSL), WiFI, SONET/SDH and Passive Optical Networking, or PON. Previous generations of products offered in the industry were limited to average bandwidths of just a few hundred kilobits per second and a total of just 2.5gigabits per second per system. Our ExpressSTREAM solutions range up to 32 gigabits per second of non-blocking system capacity and offer 10/100/1000 megabits per second per subscriber site. We believe the ExpressSTREAM Passive Optical Networking family of products was one of the first set of products in the market to meet rigorous Institute of Electrical and Electronics Engineers, or IEEE, standards for Ethernet PON.

Research and Development

We focus our development activities on addressing the evolving needs of our customers within broadband access market. We work closely with our partners and customers to monitor changes in the marketplace. We design our products around current industry standards and will continue to support emerging standards.

The majority of research and development efforts are funded by the Company. For the fiscal year ending December 31, 2005, the Company spent $3.5 million, of which $.2 million was borne by customers and for the fiscal year ending December 31, 2004, the Company spent $3.4 million, of which $.4 million was borne by customers. However, in a limited number of cases where specific service providers strongly desire a specific feature there is opportunity for the development to be funded by the service provider.

Our development process also includes manufacturability, predicted reliability, expected lifetime, manufacturing costs, design reviews and testing. We continuously undertake development efforts with emphasis on increasing reliability, integrity and performance as well as value-added features and functions. We believe our development team and process are keys to our ability to maintain technical competitiveness and deliver innovative products that address the needs of the market. However, there can be no assurance that our product development efforts will result in commercially successful products, or that our products will not be rendered obsolete by changing technology or new product announcement by other companies.

Product Status

As of December 2005, Nayna’s (a) WiFi and DSL products are shipping as released standard products, (b) SONET/SDH, based on International Telecommunication Union, or ITU, industry standards, products are shipping as released standard products and (c) the Passive Optical Networking, Institute of Electrical and Electronics Engineers standards based products are in field trials and evaluation laboratories with potential customers.

Successful Complementary Customer Solutions Increase Our Addressable Market

Our flexible platform offers services on fiber, copper and wireless infrastructure. Our solutions leverage a mix of topologies and technologies such as ring, PON, and DSL and others to meet customer requirements. Our very high speed digital subscriber loop concentrators and modems expand our addressable market into locations that have copper infrastructure rated below CAT5 standards.

Our success with systems integrators such as Air2Data and HITS Entertainment Inc demonstrates our ability to provide products and services over different media:

Air2Data selected our ExpressSTREAM platform to serve as the backbone of its project to provide wireless broadband access to all 376 rooms of the Red Lion Inn in Sacramento, California (covering more people than some luxury communities). Air2Data chose our ExpressSTREAM platform due to its ability to offer better distance reach resulting in the elimination of WiFi signal fade and interference which reduced deployment costs and significantly simplified on-going operations for Air2Data.

We partnered with HITS Entertainment Inc. to provide broadband access to a Canadian historic site project over existing copper wiring. The owners of the historic site needed broadband service, but did not want to turn the site into a heavy construction zone. To meet these requirements, our engineers were able to design an ExpressSTREAM broadband solution that re-used existing copper wiring, thus eliminating the labor, expense and time of installing new wiring at a historic site.

Major Customers

As of March 31, 2006 Nayna Networks was not dependent on one or a few major customers. Dependence on one or a few major customers is possible in the future should Nayna Networks secure large deployment contracts from major service providers or strategic channel partners.

Strategic Acquisitions and Partnerships

Strategic acquisitions and corporate partnerships are an important component of our growth strategy. We believe that we can develop a comprehensive integrated offering of related products and services through acquisitions and partnerships with companies in the networking field, and that, if successful, these acquisitions and partnerships can accelerate revenue growth and reduce operating costs through economies of scale. We intend to actively pursue acquisition and partnership opportunities with companies that we believe will provide us with short and long term potential for revenue growth. Potential partnerships include collaborations with larger more established companies that have a gap in their product offerings and where Nayna can offer its product solutions to fill that gap. Potential acquisitions include companies exemplified by Abundance Networks, acquired by Nayna in January 2006. With the Abundance Networks acquisition Nayna gained a proven sales foothold in India’s rapidly growing broadband market.

Sales and Marketing

We sell our products and services globally to meet a wide range of needs. Typical customers include: traditional large scale telephony service providers, smaller independents and rural service providers, Cable TV service providers, construction companies that develop cyber villages/resorts, and corporations etc. Our sales channel includes: direct sales to key strategic accounts, system integrators, distributors, and large original equipment manufacturers, or OEM, accounts.

Our sales and marketing strategy involves a combination of direct and indirect sales channels. Direct sales engagements with the customers are handled by our in-house staff. Indirect sales channels include independent sales representatives, distributors, system integrators and original equipment manufacturers. We are in discussions with a number of large original equipment vendors for possible partnerships or commercial agreements to deliver our solutions to customers under either the Nayna brand or private labeling under the original equipment manufacturer’s house brand. We intend to pursue additional opportunities through the strategic addition of solution integration and support. By offering technical service support/maintenance after equipment installation and/or integration assistance on the front end of a project, we believe incremental revenues are available with our area of expertise. We believe that we can generate revenue growth through both our direct and indirect sales channels, using our solutions approach.

Services

Broadband networks can be large, complex and costly. As such, broadband networks tend to have extensive planning deployment and operating life cycles. We offer various services through out the various cycles. For example, Nayna has offered for a fee to make it’s technical staff available to a channel partner for the purpose of providing advanced technical support to the partner’s field support personnel who in turn provide technical support to the end users. Likewise, Nayna has offered to provide technical reviews during the planning cycle of broadband networks.

Our direct sales force maintains close contact with our customers and provides technical support to our channel partners. We have recently expanded efforts with our partners in Asia and Europe. Both our products and services are frequently sold to the same customers. By increasing our product and service offering we are increasingly able to capitalize on our customers' satisfaction with one of our solutions to gain introductions that can lead to sales of our other solutions. We anticipate that we will continue to benefit from these trends in the future.

Our marketing group also provides marketing support services for our executive staff, our direct sales force and our channel partners. Through our marketing activities, we provide technical and strategic sales support to our direct sales personnel and channel partners, including inn-depth product presentations, technical manuals, sales tools, pricing, marketing communications, marketing research and other support functions.

A high standard of continuing service and support is critical to our objectives of developing long-term customer relationship. Our support services utilizes a technical team of field and factory engineers, technical marketing personnel and when required product design engineers. We provide extensive customer support throughout the qualifications and sales process. We intend to continue to provide a high standard of service and we believe it is a key factor to being competitive in the market.

Competition and Competitive Position

We believe the principal competitive factors in our markets are:

●	Product speed and throughput performance
●	Quality of service features with traffic management functionality
●	Price & reliability
●	Timeliness of new product introduction
●	Support of industry standards
●	Size and scope of the sales channel
●	Size of the installed customers base

We believe that we compete favorably with respect to most of the foregoing factors. However, we are significantly smaller than major equipment vendors. The markets for broadband communications and services are highly competitive. Our current competitors include a number of domestic and international companies, some of who have substantially greater financial, technical, marketing and sales channel resources. Major equipment vendors (those with sales over $100 million per year) control more than 50% of the market for broadband equipment. To enhance our position, Nayna has focused on high growth global opportunities more so than other US vendors who have tended to focused more on traditional domestic opportunities. We expect that more companies will enter the market. Nayna constantly enhances the technology in its offerings to remain competitive against companies that enter the market. We may not be able to compete successfully against either current or future competitors. Increased competition could result in significant price erosion, reduced revenue, lower margins or loss of market, which could significantly harm our business.

In the field of Passive Optical Networking, or PON, systems, we compete primarily with: Salira Networks, Inc., Alloptic Inc., TeraWave Communications, Tellabs and Alcatel.

Using fiber, PON systems deliver broadband services such as internet access from the local service providers point-of-presence or central office to the subscribers home or office. Compared to traditional copper wired solutions the benefits of fiber based broadband are well accepted and include higher speeds over longer distances. The unique technical aspect of PON based systems compared to other fiber systems, is PON’s optical sharing of the fiber to reduce costs. With fiber sharing several locations/subscribers may be attached to the same fiber with the construction costs of installing the fiber amortized over several subscribers instead of just one. PON implements the fiber sharing optically without the need to convert the broadband signal into an electrical signal. From a service provider point of view operating costs are reduced by eliminating the electrical signal converters, while at the same time network simplification enhances reliability.

Our competitors continue to introduce improved products with lower prices, and we will have to do the same to remain competitive. In addition, our current and potential customers may attempt to integrate their operations by producing their own solutions or acquiring one of our competitors, thereby eliminating the need to purchase our products. Furthermore, larger companies in other related industries may develop or acquire technologies and apply their significant resources, including their distribution channels and brand name recognition to capture significant market share.

Manufacturing and Supply Sourcing

We outsource to local and international contract manufacturers to procure our product, such as Flextronics who manufactures portions of our hardware, such as our printed circuit boards. Frequently contract manufacturers offer value added services such as component purchasing and sourcing.  The approach of using contract manufactures enables us to focus on our design strengths, reduce fixed costs and capital expenditures and provide flexibility in ramping up production anywhere in the world to meet market demand. Any rise in volume will provide the opportunity for further cost reductions. We use inspection, testing, and process controls to assure the quality and reliability of our products.

Any interruption or delay in the manufacturing process or delay in the supply of any components or the inability to procure components from alternate sources at acceptable prices and within a reasonable time, would substantially harm our business. Lead times for materials and components vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at any given time. In addition, qualifying additional suppliers can be time-consuming and expensive and may increase the likelihood of errors.

Environmental Laws

The impact of environment laws on Nayna’s sales, engineering and management offices are minimal. Environmental issues associated with the manufacturing process are handled directly by the contract manufacturer responsible.

Intellectual Property

We have obtained 17 patents in the area of networking and optical networking and filed several other patent applications. Our trade secret intellectual property includes valuable software/firmware combinations that ensure billable quality traffic enforcement known in the industry as quality of service. Quality of service software provides extra revenue opportunities for both our products and our synergistic services. Quality of service is of vital importance in the Video on Demand market segment where consumers pay to view a movie or special sporting event. Quality of service is also of critical importance to the leased line market segment where, for example, mission critical corporate PBX traffic is carried to the central office. . The duration of each patent is set out below:

Patent	Date Issued	Expiry Date
6456753	September 24, 2002	July 6, 2020
6525864	February 25, 2003	January 24, 2021
6527965	March 4, 2003	February 8, 2021
6407844	June 18, 2002	February 8, 2021
6529654	March 4, 2003	May 1, 2021
6429033	August 6, 2002	May 23, 2021
6577427	June 10, 2003	May 24, 2021
6771851	August 3, 2004	June 18, 2021
6477291	November 5, 2002	September 12, 2021
6614517	September 2, 2003	September 17, 2021
6836353	December 28, 2004	November 19, 2021
5594723	January 14, 1997	May 23, 2014
5539738	July 23, 1994	March 29, 2014
5633864	May 27, 1997	May 12, 2016
5684798	November 4, 1997	June 21, 2015
5757797	May 26, 1998	March 27, 2016
6061353	May 9, 2000	January 7, 2017

Facilities

Our headquarters are located in Santa Clara, California, where we lease approximately 5,000 square feet, which includes research and development, sales and marketing and general and administrative operations. The lease is on a month to month basis, and we believe our current facilities will be adequate to meet our needs for the foreseeable future.

Number of Employees

As of March 31, 2006, we employed a total of 52 full time employees. We also from time to time employ part-time employees and hire contractors. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage.

Government Regulations

Regulations for the manufacture and sale of electronics are mature and should not Nayna Networks’s competitive position in the market. International regulations affecting broadband services tend to be favorable towards promoting the growth of broadband. Nayna foresees no regulatory changes that would change this outlook.

Industry Approvals

Nayna Networks’ hardware products require routine industry approvals such as FCC approval, depending on the local county regulations where the product is to be sold/deployed. Nayna Networks products are constantly being upgraded and thus the approval process is on-going in nature. Nayna sees the approval process as routine and does not see the approvals process as major factor in its operations.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations. As of the date of this Prospectus, we are not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following table sets forth certain information regarding our directors, executive officers and certain key employees as of December 31, 2005:

NAME	AGE	POSITION

Naveen S. Bisht	41	Founder, President, Chief Executive Officer, and Director

Tsuyoshi Taira	65	Chairman of the Board of Directors

Richard Berman (1)(2)	63	Director

William Boller (1)(2)(3)	58	Director

William E. O'Connor (1)(3)	66	Director

Gautam Chanda	47	Senior Vice President Business Development & Operations

Hari Hirani	49	Vice President Engineering

Dr. Raj Jain	53	Co-Founder and Chief Technology Officer

Michael Meyer	55	Chief Financial Officer

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee

The following sets forth biographical information concerning the newly elected directors and principal officers:

Naveen S. Bisht founded Nayna in February 2000 and has served as a member of our Board of Directors and as our Chief Executive Officer since that time. From 1996 to 1999 Mr. Bisht was the Founder, President and CEO of Ukiah Software, Inc., a security management software company that was sold to Novell, Inc. in 1999. He is also Founder/Partner of Luxmi Ventures LLC, a seed stage venture fund focused on the network infrastructure market. Mr. Bisht attended the Ph.D. Program at University of California, Santa Barbara; holds a MS from Texas Tech University; and earned a MS and BSME from the Birla Institute of Technology & Science, Pilani, India. Mr. Bisht is not a nominee or director of any other reporting company.

Tsuyoshi Taira has served as Chairman of our Board of Directors since April 2005 and has served on the Board of Directors of our predecessor, Nayna Networks, Inc. a Delaware corporation, since February 2000. Since January, 1996, Mr. Taira has been the CEO of Tazan International Inc, a venture capital and management consultancy firm. Currently he serves on the board of Silicon Storage Technology Inc. (NASDAQ: SSTI), a flash memory company) and the boards of several private technology companies. Mr. Taira also has worked at Sanyo Semiconductor, from 1977 to 1996, most recently as Chairman and at Fairchild Semiconductor from 1972 to 1977. Mr. Taira graduated from Tokyo Metropolitan University with a BSEE. He also received an Honorary Doctor of Humanities from Newport Asia Pacific University in March 2000.

Richard Berman has served as a member of our Board of Directors since April 2005. Richard Berman’s business career spans over 35 years of venture capital, management and merger and acquisitions experience. In the last five years, Mr. Berman has served as a professional director and/or officer of about a dozen public and private companies. He is currently CEO of Nexmed, a small public biotech company; Chairman of National Investment Managers, a public company in pension administration and investment management; and Chairman of Candidate Resources, a private company delivering HR services over the web. The nine public companies that Mr. Berman is a director of are Dyadic International, Inc., International Microcomputer Software, Inc., Internet Commerce Corporation, MediaBay, Inc., NexMed, Inc., GVI Security Solutions Inc., National Investment Managers, Nayna Networks, Inc. and Advaxis, Inc. From 1998 - 2000, he was employed by Internet Commerce Corporation as Chairman and CEO. Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments; created the largest battery company in the world by merging Prestolite, General Battery and Exide to form Exide (NYSE); helped create what is now Soho (NYC) by developing five buildings; and advised on over $4 billion of M&A transactions. He is a past Director of the Stern School of Business of NYU where he obtained his B.S. and M.B.A. He also has US and foreign law degrees from Boston College and The Hague Academy of International Law, respectively.

William Boller has served as a member of our Board of Directors since April 2005. From 2000 to the present, Mr. Boller has worked at Agilent Technologies as the Vice President & GM, World-Wide Order Fulfillment & Manufacturing, Communications Solutions Group. From 1971 to 1994 Mr. Boller worked at Hewlett Packard, most recently as the Senior Managing Director, Global Supply Chain Operations. Mr. Boller currently serves as a director for Westt Inc., elnnovate Inc. and the Military Vehicle Technology Foundation. Mr. Boller received a B.S. in Mechanical Engineering from Stanford University, a M.S. in Mechanical Engineering from the University of Southern California and an MBA from Stanford University.

William E. O'Connor has served as a member of our Board of Directors since April 2005. From November 2003 to the present, Mr. O'Connor has served as the President and Chief Executive Officer of MicroBarrier Technologies, a developer and marketer of patented systems and products that control the flow of fluids. From February, 2001 to October, 2003, Mr. O'Connor served as the Executive Vice President, Chief Financial Officer of and Consultant to Arcsoft, Inc., a digital imaging technology software company. From 1997 to 2001, Mr. O'Connor served as the Executive Vice President and Chief Financial Officer of iLogistix (Software Logistics Corporation), a global supply chain management and e-fulfillment company. Mr. O'Connor received a BBA in Accounting and Management from St. Francis College, an MBA from the Rochester Institute of Technology and is a certified public accountant in the State of New York.

Gautam Chanda has served as our Vice President, Business Development since May 2004. From August, 1999 to February, 2004, Mr. Chanda was co-founder, President, and CEO of Accordion Networks, a computer networking company. He was also the principal founder and VP of Engineering at Mayan Networks, a computer networking company. Mr. Chanda holds a BSEE from the Birla Institute of Technology and Science in Pilani, India and an MSEE from the Polytechnic Institute of NY at Brooklyn.

Hari Hirani has served as our Vice President, Engineering since May 2003. From August 2000 to January 2003, Mr. Hirani was Vice President, Engineering for NtechRA, Inc. From 1999 to 2000, he was the Director of Engineering for HAL Computers (a division of Fujitsu); from 1997 to 1998, he was the Director of Engineering for ADC Telecommunications; and prior to 1997 he was the Director of Engineering for Telco Systems. Mr. Hirani holds an MSEE (Computer and Information Engineering) from the University of Florida and BSEE from MS University, India.

Dr. Raj Jain founded Nayna in Nayna in February 2000 and has served as our Chief Technical Officer since that time. In August 2005, Dr. Jain accepted a professorship at Washington University in St. Louis, Missouri, and since that time has been devoting one day a week to his duties as Chief Technical Officer. Dr. Jain had previously been a Professor of Computer Science at Ohio State University and a Senior Consulting Engineer at Digital Equipment Corporation. Dr. Jain received his Ph.D. in Computer Science from Harvard University.

Michael Meyer has served as our Chief Financial Officer since January 2005. From April 2000 to March 2004, Mr. Meyer was the Chief Executive Officer of AirLink Communications, a wireless data solutions company. In 1999, he was at LuxN, a fiber optic equipment startup. From 1996 to 1998 he was the VP Finance and Operations for Sierra Wireless, a wireless modem manufacturer. Mr. Meyer attended the MBA program at Simon Fraser University and holds a CMA from the Society of Management Accountants.

Each director will serve until his successor is elected at the annual meeting of shareholders or until his earlier death, resignation or removal and, subject to the terms of any employment agreement with us, each executive officer serves at the pleasure of the Board of Directors. None of the our directors and officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) during the past five years, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Board Committees

We currently have three committees of our Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee reviews, acts on and reports to the Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the monitoring of the rotation of the partners of the independent auditors, the review of our financial statements, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. There are currently three members of the Audit Committee, Messrs. Berman, Boller and O'Connor. Mr. O'Connor serves as the chairperson of the Audit Committee.

The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. There are currently two members of the Compensation Committee, Messrs. Berman and Boller. Mr. Berman serves as the chairperson of the Compensation Committee.

The Nominating and Governance Committee ensures that our Board of Directors is properly constituted to meet its fiduciary obligations to our shareholders and that we have and follow appropriate corporate governance standards. There are currently two members of the Nominating and Governance Committee, Messrs. Boller and O'Connor. Mr. Boller serves as the chairperson of the Nominating and Governance Committee.

CODE OF ETHICS

The Board of Directors adopted a code of ethics on May 17, 2005. A copy may be obtained by sending a written request to the Company.

DIRECTORS' COMPENSATION

Directors who are also our employees receive no additional compensation for serving on the Board. Upon election to our Board of Directors, each Non-employee Director receives an option exercisable for the purchase of 150,000 shares of our Common Stock, pursuant to the terms and conditions of our Stock Option Plan. This initial option grant vests quarterly over a period of three years, provided that the Non-employee Director continues to provide service to us at each such date. At each Annual Meeting, each Non-Employee Director receives an option exercisable for the purchase of 25,000 shares of our Common Stock, pursuant to the terms and conditions of our Stock Option Plan. This annual option grant vests in full on the one-year anniversary of the grant date, provided that the Non-employee Director continues to provide service to us on such date. Additionally, the chairperson of our Audit Committee receives an option exercisable for the purchase of 10,000 shares of our Common Stock and the chairpersons of our Compensation Committee and our Nominating and Governance Committee each receive an option exercisable for the purchase of 5,000 shares of our Common Stock, all pursuant to our Stock Option Plan.

Each of the chairperson grants vests in full on the one-year anniversary of the grant date, provided that the Non-employee Director continues to provide service to us on such date. Our Directors who are also employees may participate in our Stock Option Plan as described under "Executive Compensation." The following table sets forth the aggregate number of options granted to each non-employee director as of December 31, 2005.

Non-employee director	Shares	Exercise Price
Tsuyoshi Taira	59,674	$0.151
Richard Berman(1)	155,000	$1.69
William O'Connor(2)	160,000	$1.69
William Boller(3)	155,000	$1.69

Non-employee director	Shares	Exercise Price
Tsuyoshi	155,000	$1.69
William O'Connor(2)	160,000	$1.69
William Boller(3)	155,000	$1.69

Executive Officers' Compensation

The following table sets forth information for the three most recently completed fiscal years concerning the compensation of: (i) the Chief Executive Officer; and (ii) all other executive officers of the Company who earned over $100,000 in salary and bonus in the fiscal year ended December 31, 2004. We refer to these individuals in this prospectus as the "Named Executive Officers."

(1)	Mr. Berman became a director on May 17, 2005
(2)	Mr. O'Connor became a director on May 17 2005
(3)	Mr. Boller became a director on May 17, 2005

SUMMARY COMPENSATION TABLE

								Long Term
								Compensation
		Annual Compensation						Awards
Name and Principal Position	Year		Salary(1)		Bonus (1)		Other Annual Compensation (2)	Shares Underlying Options		All Other Compensation (3)
Naveen S. Bisht	2005		$111,115	$		$			$
President, Chief Executive	2004		$105,384	$		$		1,400,978	$
Officer and Director	2003		$141,634	$		$		5,967	$
	2002		$150,000	$		$			$

Gautam Chanda	2005		$99,231	$		$			$
Vice President Business	2004		$35,030	$		$		388,879	$
Development $ Vertical	2003	$		$		$			$
Markets	2002	$		$		$			$

Hari Hirani	2005		$109,961	$		$			$
Vice President Engineering	2004		$105,384	$		$		304,951	$
	2003		$87,980	$		$		105,425	$
	2002	$		$		$			$

Dr. Raj Jain	2005		$66,461	$		$			$
Chief Technology Officer	2004		$105,384	$		$		342,562	$
	2003		$141,634	$		$		5,967	$
	2002		$150,000	$		$			$

Michael K. Meyer	2005		$98,077	$		$		350,000	$
Chief Financial Officer	2004		$0	$		$			$
	2003		$0	$		$			$
	2002		$0	$		$			$

Option Grants in Last Fiscal Year

The following table sets forth certain information for the Named Executive Officers with respect to grants of options during the year ended December 31, 2005.

	OPTION GRANTS IN LAST FISCAL YEAR
	Individual Grants
					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Shares Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(3)	Expiration Date	5%	10%
Naveen S. Bisht
Gautam Chanda
Hari Hirani
Dr. Raj Jain
Michael K. Meyer	250,000	33.6	$0.100	January	$47,167	$119,531
	100,000		$0.500	2015

(1) Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on SEC rules, and do not represent our estimate or projection of future prices of our common stock. Actual gains, if any, on stock option exercises are dependent on our future performance, overall market conditions and the optionees' continued employment through the vesting period. Accordingly, the gains reflected in this table may not be achieved.

(2) Generally options vest over four years, at a rate of 25% of the shares subject to the option on the first anniversary of the date of grant and then at a rate of 1/48th per month thereafter, subject to the optionee continuing to be a service provider to the Company during that time period. Options are exercisable at any time after vesting has occurred, provided that if an optionee's status as a service provider to the Company is terminated, for reasons other than death or disability, such optionee must exercise the option within the period of time specified in the applicable stock option agreement, or in the absence of a specified time in the stock option agreement, within three (3) months of such termination. If an optionee's status as a service provider to the Company is terminated as a result of death or disability, such optionee's options must be exercised within the time period specified in the applicable stock option agreement, or in the absence of a specified time period, within twelve (12) months of such termination. Applicable exercise prices for options are based on the closing sales price of our common stock in trading on the day before the date of grant.

(3) All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant as determined by our Board of Directors.

STOCK OPTION PLAN

In May of 2000, Nayna Delaware’s board of directors and shareholders adopted the 2000 Stock Option Plan (the "Plan"). The following description of our Plan is a summary and qualified in its entirety by the text of the Plan. The purpose of the Plan is to enhance our profitability and stockholder value by enabling us to offer stock based incentives to employees, directors and consultants. The Plan authorizes the grant of options to purchase shares of our common stock to employees, directors and consultants. Under the Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to our employees.

As of April 1, 2005 in connection with the merger of Rescon Technology and Nayna Delaware, Rescon assumed the Plan and all then current and outstanding grants became exercisable for shares of ResCon common stock.

The number of shares available for options under the Plan is 5,967,480. As of December 31, 2005, 990,226 options were available for future grants. The options under the Plan vest over varying lengths of time pursuant to various option agreements that we have entered into with the grantees of such options.

The Plan is administered by the Board of Directors. Subject to the provisions of the Plan, the Board of Directors has authority to determine the employees, directors and consultant who are to be awarded options and the terms of such awards, including the number of shares subject to such options, the fair market value of the common stock subject to options, the exercise price per share and other terms.

Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and generally cannot have a duration of more than 10 years. If the grant is to a stockholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value of a share on the date of grant. Terms and condition of award are set forth in written agreements between the Company and the respective option holders. Awards under the Plan may not be made after the tenth anniversary of the date of its adoption but awards granted before that date may extend beyond that date.

Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. An option becomes exercisable at such time and for such amounts as determined by the Board of Directors. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the Board of Directors on the date the option is granted. The Plan provides for adjustment as to the number and kinds of shares covered by the outstanding option and the option price therefore to give effect to any stock dividend, stock split, stock combination or other reorganization.

On March 22, 2006, the Board of Directors of the Company, approved the adoption of the Nayna Networks, Inc. 2006 Executive Stock Plan (the “Executive Plan”). The Executive Plan allows the grant to certain executive employees and directors of the Company, of stock options as well as stock purchase rights. The Company has reserved 5,000,000 shares of its common stock for issuance pursuant to the Executive Plan. The Executive Plan will be administered by the Compensation Committee of the Board, or such other committee as the Board shall appoint from time to time. The Executive Plan shall remain in effect until its termination by such administering committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last three fiscal years, Tsuyoshi Taira, Chairman of our board of directors, has loaned us (including our predecessor Nayna Delaware) an aggregate of $718,765. $588,785 was borrowed interest free with no set repayment terms, and was converted into shares of 588,785 shares of common stock at $1.00 per share on March 27, 2006. $129,980 was borrowed with interest at 8% per annum with a repayment to be made upon a funding event. In connection with the loans totaling $129,980, we issued Mr. Taira warrants to purchase up to 19,996 shares of common stock. The $129,980 notes have been amended to fix the maturity date at June 30, 2006. We have agreed to register the 588,785 shares of common stock and the 19,996 shares of common stock subject to the warrant pursuant to this registration statement.

Various companies, as set out below, beneficially controlled by Pacesetter Capital have loaned us funds over the last three years. Power Equities loaned our predecessor Nayna Networks, Inc., a Delaware corporation, $250,000, which has been converted into common stock at a price of $1.00 per share, and we have agreed to register the shares pursuant to this registration statement. In addition, Alliance Enterprise Corporation loaned us $100,000 at 8% interest, per annum, and received the rights to purchase 19,084, at $1.31 per share, of common stock pursuant to a warrant issued at the time of the loan. In addition, Mesbic Ventures loaned us $100,000 at 8% interest, per annum, and also received the rights to purchase 105,258, at $0.73 per share, of common stock pursuant to a warrant issued at the time of the loan. Rahul Vaid, a principal of Pacesetter Capital, served on our Board of Directors during these transactions.

On April 1, 2004 Nayna acquired a perpetual, worldwide right to use the intellectual property of Accordion Networks, Inc. for 300,000 shares of common stock. The controlling persons of Accordion were Transwitch Corporation, a publicly traded company (NASDAQ:TXCC) and Middlefield Ventures, a venture capital fund. Gautam Chanda, the CEO of Accordion, was hired as the Vice President of Business Development for the Company. Gautam is now the Senior Vice President Business Development and Operations.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2006 by (i) all persons who are known to us to be beneficial owners of five percent or more of the common shares, (ii) each of our Directors, (iii) the Named Executive Officers named in the Executive Compensation section of this prospectus and (iv) all current Directors and executive officers as a group.

	Number of Shares Beneficially
Beneficial Owner	Owned	Percent
Pacesetter/ MVHC, Inc. (1)	4,794,152	11.62%
2435 North Central Expressway, Suite 200
Richardson TX 75082

Ignite Ventures (2)	4,759,533	11.53%
225 Shoreline Drive #510
Redwood City, CA 94065

Apex Ventures (3)	4,319,982	10.51%
233 South Wacker Drive, Suite 9600
Chicago, Il 60606

Eric McAfee (4)	3,725,000	9.06%
10600 North DeAnza Blvd., # 250
Cupertino, CA 95014

Berg McAfee Companies, LLC (5)	3,000,000	7.30%
10600 North DeAnza Blvd. #250
Cupertino, CA 95014

MKS Ventures, LLC (6)	2,785,139	6.74%
3320 Baker Street
San Francisco, CA 94123

Naveen S. Bisht (7)	2,273,220	5.37%

Gautam Chanda (8)	448,556	1.08%

Hari Hirani (9)	410,377.99%

Dr. Raj Jain (10)	1,128,464	2.71%

Michael Meyer (11)	350,000	*

Tsuyoshi Taira (12)	1,783,256	4.33%

Richard Berman (13)	155,000	*

William O'Connor (14)	160,000	*

William Boller (15)	155,000	*
Directors and executive officers as a group (9 persons)	6,854,926	15.48%

* Less than 1.0%

(1) - 3,647,590 shares held by Alliance Enterprise Corporation, and

- 250,000 shares held by Power Equities, Inc.

- 206,606 shares held by Mesbic Ventures, Inc.

each of which is an Small Business Investment Company and a wholly owned affiliate of Pacesetter /MVHC, Inc. ("PMVHC"), and through an investment committee, exercises sole voting and investment power with respect to all shares of record held by these entities. Individually, no stockholder, director or officer of PMVHC has or shares such voting or investment power. Also, includes 565,614 shares held by Pacesetter Growth Fund, L.P., which shares common management with PMVHC and for which PMVHC is a limited partner and 124,342 warrants held by Alliance Enterprise Corporation and Mesbic Ventures, Inc./

(2) Includes:

- 4,600,012 shares held by Ignite Ventures II, L.P.,

- 7,192 shares held by Ignite Ventures I, L.P., and

- 1,060 shares held by Ignite Entrepreneurs, L.P.

each of which is an affiliate of Ignite Associates LLC, which also holds 1,828 shares directly. Ignite Associates LLC is the general partner of each of these entities, and through an executive committee, exercises sole voting and investment power with respect to all shares of record held by these entities. Individually, no stockholder, director or officer of Ignite Associates LLC has or shares such voting or investment power. Also, includes 149,441 warrants held by Ignite Ventures II, L.P.

(3) Includes:

- 2,994,148 shares held by Apex Investment Fund V, L.P.,

- 1,335,369 shares held by Apex Investment Fund IV, L.P., and

- 40,465 shares held by Apex Strategic Partners IV, LLC

Apex Management V, LLC is the general partner of Apex Investment Fund V, L.P. and Apex Management IV, LLC is the general partner of Apex Investment Fund IV, L.P. and Apex Strategic Partners IV, LLC. Apex Management V, LLC and Apex Management IV, LLC, each through an executive committee, exercises sole voting and investment power with respect to all shares of record held by Apex Investment Fund V, L.P and Apex Investment Fund IV, L.P. and Apex Strategic Partners IV, LLC, respectively. Individually, no stockholder, director or officer of Apex Management V, LLC or Apex Management IV, LLC has or shares such voting or investment power.

(4) Includes:

- 3,000,000 shares held by Berg McAfee Companies, LLC,

- 500,000 shares held by McAfee Capital, LLC

- 25,000 shares held by Cagan McAfee Capital Partners, and

- 200,000 shares held by P2 Capital, LLC

Mr. McAfee is a Managing Partner of Berg McAfee Companies, LLC and Cagan McAfee Capital Partners, each of which exercises sole voting and investment power with respect to all shares it holds of record through an executive committee. Individually, no stockholder, director or officer of Berg McAfee Companies, LLC or Cagan McAfee Capital Partners has or shares such voting or investment power. Mr. McAfee disclaims beneficial ownership of shares held by Berg McAfee Companies, LLC and Cagan McAfee Capital Partners except to the extent of his pecuniary interest in those entities. Mr. McAfee is the sole Managing Partner of McAfee Capital, LLC. In this capacity, Mr. McAfee exercises sole voting and investment power with respect to all shares of record held by McAfee Capital, LLC. Mr. McAfee's spouse is the sole Managing Partner of P2 Capital, LLC. In this capacity, she exercises sole voting and investment power with respect to all shares of record held by P2 Capital, LLC. Mr. McAfee disclaims beneficial ownership of shares held by P2 Capital, LLC.

(5) Berg McAfee Companies, LLC exercises sole voting and investment power with respect to all shares it holds of record through an executive committee. Individually, no stockholder, director or officer of Berg McAfee Companies, LLC has or shares such voting or investment power.

(6) Includes 1,857,054 shares held by MKS Ventures, LLC and 729,169 shares and 198,916 shares subject to immediately exercisable options, of which 87,026 shares will be vested within 60 days after March 31, 2006 held by Nicholas Mitsakos, the sole Managing Member of MKS Ventures, LLC. In his capacity as sole managing member, Mr. Mitsakos exercises sole voting and investment power with respect to all shares of record held by MKS Ventures.

(7) Includes 1,208,030 shares subject to immediately exercisable options, of which 806,921 shares will be vested within 60 days after March 31, 2006. Also includes 5,966 shares held in trust for the minor children of Mr. Bisht, of which he disclaims beneficial ownership.

(8) Represents 388,879 shares subject to immediately exercisable options, 195,683 of which will be vested within 60 days after March 31, 2006.

(9) Represents 410,377 shares subject to immediately exercisable options, of which 286,609 shares will be vested within 60 days after March 31, 2006.

(10) Includes 531,716 shares subject to immediately exercisable options, of which 371,519 shares will be vested within 60 days after March 31, 2006.

(11) Includes 250,000 shares subject to the company's right to repurchase unvested shares upon termination of employment or other service at a price equal to the purchase price and 100,000 shares subject to immediately exercisable options, of which 35,417 will be vested within 60 days after March 31, 2006.

(12) Includes 30,666 shares subject to immediately exercisable options and 19,996 warrants.

(13) Includes 155,000 shares subject to immediately exercisable options, 55,000 of which will be vested within 60 days after March 31, 2006.

(14) Includes 160,000 immediately exercisable options, 60,000 of which will be vested within 60 days after March 31, 2006.

(15) Includes 155,000 immediately exercisable options, 55,000 of which will be vested within 60 days after March 31, 2006.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common shares subject to options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2006, are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of Nayna Networks, Inc., 4699 Old Ironsides Drive, Suite 420, Santa Clara, CA 95054. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all common shares shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 41,119,617 shares of our common stock outstanding as of March 31, 2006.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders or their pledges, donees, transferees or other successors in interest, to sell up to 97,821,701 shares of our common stock, 2,438,785 of which are already acquired, 88,751,926 of which they may acquire through conversion of convertible notes and 6,630,990 of which they may acquire through the exercise of warrants. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts. The selling stockholders are investors from our November 2005 private placement, placement agents who helped us identify those investors, investors who were issued warrants in connections with loans made during 2005 and investors who received shares of our stock upon conversion of their debt in connection with the filing of this registration statement.

November Private Placement

In November, we entered into a securities purchase agreement which provides for the purchase and sale of convertible notes and warrants. Under the securities purchase agreement, we will receive up to $4,800,000 from the selling stockholders, and they will receive in return a corresponding amount of our 8% callable secured convertible notes and warrants to purchase up to an aggregate of 2,400,000 shares of common stock. In addition, we also issued 100,000 shares of our common stock and warrants to purchase 540,000 shares of common stock to two selling stockholders, Laidlaw & Company and Stonegate Securities, LLC who helped to find purchasers for our November 2005 private placement. The terms of the notes provide for full payment on or before the third anniversary date of issuance, with interest of 8% per annum, which may be converted at any time at the lesser of (i) $0.68 or (ii) the average of the lowest three inter-day trading prices during the twenty trading days immediately prior to the date the conversion notice is sent, discounted by forty-five percent. The terms of the warrants entitle each selling stockholder to purchase shares of our common stock at a price equal to $1.00 per share before the fifth anniversary date of the issuance. Under the related registration rights agreement, we agreed to register all of the shares underlying such convertible notes and warrants to allow the selling stockholders to sell them in a public offering or other distribution.

On November 17, 2005, the investors purchased (i) $1,600,000 of the 8% convertible notes, none of which have been converted, and (ii) warrants to purchase up to 800,000 shares, none of which have been exercised. In addition, we have issued 100,000 shares of common stock and warrants to purchase up to an additional 180,000 shares of common stock to two selling stockholders, Laidlaw & Company and Stonegate Securities, LLC, who helped to identify purchasers for our this private placement. Under the terms of the securities purchase agreement, the investors are obligated to purchase an additional $1,600,000 of our 8% notes and warrants to purchase 800,000 shares of our common stock within five days following the date this registration statement is filed with the Securities and Exchange Commission and an additional $1,600,000 of our 8% notes and warrants to purchase 800,000 shares of our common stock within five days following the date this registration statement is declared effective by the Securities and Exchange Commission and in each case upon satisfaction of additional conditions by the Company. The additional conditions that must be satisfied by the Company prior to the purchase by the investors of the remaining convertible notes and warrants consist of the following: (i) the Company's representations and warranties contained in the securities purchase agreement are true and correct in all material respects on the date of purchase; (ii) there is no litigation, statute, rule, regulation, executive order, decree, ruling or injunction that has been enacted, entered, promulgated or endorsed by or in any court or government authority of competent jurisdiction or any self-regulatory organization having requisite authority which prohibits the transactions contemplated by the securities purchase agreement; (iii) no event has occurred which could reasonably be expected to have a material adverse effect on the Company; (iv) the shares of common stock underlying the convertible notes and warrants have been authorized for quotation on the Over-The-Counter Bulletin Board, or OTCBB, and trading in our common stock on the OTCBB has not been suspended by the Securities and Exchange Commission or the OTCBB; (v) the Company shall provide a legal opinion to the investors; and (vi) the Company shall provide certain certificates of its officers to the investors regarding the Company's capitalization and the truth and correctness of its representations and warranties in the securities purchase agreement. If the registration statement is not declared effective, the investors have no obligation to purchase the remaining 8% convertible notes or the related warrants.

On December 28, 2005, the investors purchased $1,600,000 of the 8% convertible notes, none of which have been converted, and warrants to purchase up to 800,000 shares, none of which have been exercised. In addition, we have issued warrants to purchase up to an additional 180,000 shares of common stock to two selling stockholders, Laidlaw & Company and Stonegate Securities, LLC.

If all $4,800,000 in notes were converted and all 2,940,000 warrants were exercised on April 12, 2006, a total of 47,315,963 shares of common stock would be required for issuance.

During 2005, we borrowed $1,209,981 from accredited investors. In connection with these loans, we issued warrants to purchase 750,990 shares of our common stock and agreed to register these with the Securities and Exchange Commission. The notes accrue interest at 8% per annum and also have warrants that expire three years from the date of the note. The notes have effective dates that range from April 27, 2005 to November 2, 2005. The warrant prices are fixed and were determined by using the average volume weighted share price for the ten (10) trading days prior to the receipt of the funding and range from $0.71 per share to $2.08 per share The notes had original maturity dates 120 days from date of issuance but all have been modified to have maturity dates of June 30, 2006.

In addition to the $1.2 million, from November 15, 2004 to March 17, 2005 Nayna Delaware borrowed $2,338,785 from accredited investors pursuant to subscription agreements. The oral agreement between Nayna Delaware and these accredited investors was that the funds would be held without interest until Nayna Delaware had completed a reverse merger into a publicly-held company. Following assumption of this debt by the publicly-held company, the funds would be converted into shares of Common Stock of the publicly held company at a conversion rate of $1.00 per share. The investors were also granted registration rights in connection with the securities purchased. The subscription agreements did not accurately reflect the oral agreement among the parties. As a result, we entered into a Convertible Debt Agreements with each of these accredited investors on March 27, 2006 which provided that the funds which we had assumed as convertible debt of Nayna Delaware in connection with the reverse merger of Nayna Delaware and Rescon would be converted into shares of our common stock at a conversion rate of $1.00 per share effective upon execution of the agreements. On March 27, 2006, we converted the entire amount of this debt into 2,338,785 shares of our common stock.

Beneficial Owner	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered by this Prospectus (1)	Shares Beneficially Owned after the Offering (2)
			Number	Percent
AJW Partners, LLC (3)	6,957,924 (4)	6,957,924	0	0

AJW Qualified Partners, LLC (3)	19,061,205 (5)	19,061,205	0	0

AJW Offshore, Ltd. (3)	31,573,775 (6)	31,573,775	0	0

New Millennium Capital Partners II, LLC (3)	877,049 (7)	877,049	0	0

Whalehaven Capital Fund Ltd.	11,693,991 (8)	11,693,991	0	0

Nite Capital, LP	5,846,995 (9)	5,846,995	0	0

Alpha Capital AG	5,846,995(10)	5,846,995	0	0

Bristol Investment Fund Ltd.	5,846,995(11)	5,846,995	0	0

Harborview Master Fund LP	5,846,995(12)	5,846,995	0	0

Laidlaw & Company	760,000	760,000	0	0

Robert R. Blakely Jr.	140,000	140,000	0	0

Jesse Shelmire IV	140,000	140,000	0	0

Scott R. Griffith	140,000	140,000	0	0

Alliance Enterprise Corporation	3,735,167	87,577	3,647,590	4.84%

Power Equities	250,000	250,000	0	0

Mesbic Ventures	243,371	36,765	206,606	*

Ignite Group	4,759,533	399,441	4,360,092	5.79%

Apex Investment Fund V	2,944,148	200,000	2,744,148	3.64%

Tsuyoshi Taira	1,783,256	608,781	1,174,475	1.56%

Investment Partnership Tsunami 2000-No 1	0	419,800	0	0

Mei Lin Huang	0	200,000	0	0

Ichiro Saji	0	300,000	0	0

Michael Brown	0	250,000	0	0

Manoj Goel	15,509	9,542	5,967	*
* less then 1%

The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the notes and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. Under the terms of the notes, if the notes had actually been converted on April 12, 2006, the conversion price would have been $0.1081667.

Under the terms of the notes and the related warrants, the notes are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholders set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(1) Please note that the numbers included in this column exceed both the number of shares currently beneficially owned by each selling stockholder and the number of shares each stockholder could acquire upon full conversion of the notes and warrants each will hold following completion of the final investment. The numbers included in this column equal 200% of the shares required to be registered upon conversion of the investor's respective ownership of the aggregate principal amount of $4,800,000 of convertible notes, based on a conversion price of $0.1081667 per share, and (ii) warrants to purchase an aggregate of 2,940,000 shares of our common stock at a fixed exercise price of $1.00 per share as of April 12, 2006. Based on a conversion price of $0.1081667 per share, 44,375,963 shares of our common stock would be issuable upon the conversion of the $4,800,000 notes and 2,400,000 shares of our common stock would be issuable upon the exercise of warrants for a total of 46,775,963 shares. Accordingly, 200% of the total amount of shares issuable upon conversion of the notes and exercise of warrants would be 93,551,926. The number of shares beneficially owned prior to the offering reflected above for each investor is calculated as follows:

((amount of notes owned/$0.1081667) x 200%) + (number of shares subject to the warrants owned x 200%)

Because the number of shares of common stock issuable upon conversion of the convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(2) Amounts assume the sale of all of the shares offered by the selling stockholders.

(3) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Mr. Cory S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore, Ltd. AJW Qualified Investment Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC. AJW Manger, LLC, of which Mr. Corey S. Ribotsky and Mr. Lloyd A. Groveman are the fund managers, has voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe that they are not required to be broker-dealers.

(4) Includes (i) 6,600,924 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 357,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(5) Includes (i) 18,083,205 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 978,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(6) Includes (i) 29,953,775 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 1,620,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(7) Includes (i) 832,049shares of common stock issuable upon conversion of secured convertible notes, and (ii) 45,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(8) Includes (i) 11,093,991 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 600,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(9) Includes (i) 5,546,995 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 300,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(10) Includes (i) 5,546,995 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 300,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(11) Includes (i) 5,546,995 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 300,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(12) Includes (i) 5,546,995 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 300,000 shares of common stock issuable upon exercise of common stock purchase warrants.

We will file a post-effective registration statement to reflect any changes in the information regarding the selling stockholders furnished above or the information regarding the Plan of Distribution furnished below.

DESCRIPTION OF SECURITIES

The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our articles of incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, articles of incorporation and bylaws. Our articles of incorporation and bylaws have been filed with the SEC as exhibits to this registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share. As of March 31, 2006, 41,119,617 shares of our common stock were issued and outstanding. This excludes an aggregate of 4,424,691 shares of common stock reserved for issuance upon exercise of options and 2,785,268 shares of common stock reserved for issuance upon exercise of warrants.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any common stock subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

Each share of common stock is entitled to one vote with respect to the election of any Director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of Directors may elect all of the Directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Interwest Transfer Company, Inc. in Salt Lake City, Utah.

PLAN OF DISTRIBUTION

We are registering a total of 97,821,701 shares of our common stock that are being offered by the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests in the common stock. We will not receive the proceeds from the sale of the shares by the selling stockholders. However, some of the shares we are registering will be issued upon the exercise of warrants held by the selling stockholders. Although the selling stockholders are not required to exercise the warrants, if they do so we will receive the proceeds from the exercise.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

☒	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

☒	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☒	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

☒	an exchange distribution in accordance with the rules of the applicable exchange;

☒	privately negotiated transactions;

☒	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

☒	a combination of any such methods of sale; and

☒	any other method permitted pursuant to applicable law.

The shares may also be sold pursuant to Rule 144 or Regulation S. However, the selling stockholders may not use this registration statement to cover the resale of shares that are not issuable shortly after the effectiveness of this registration statement. As described previously in this registration statement, the investors are obligated to purchase to purchase an additional $1,600,000 of our 8% notes and warrants to purchase 800,000 shares of our common stock within five days following the date this registration statement is declared effective by the Securities and Exchange Commission and upon satisfaction of additional conditions by the Company. Therefore, this registration statement covers the shares of common stock underlying the notes and warrants purchased after the effectiveness of this registration statement pursuant to the terms of the securities purchase agreement. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker/dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make in respect of such liabilities.

POST-EFFECTIVE REGISTRATION STATEMENT NECESSITATED BY FUTURE SALES.

To the extent required, we will file a post-effective registration statement from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealer or other financial institutions. In connection with these transactions, broker-dealer or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of the shares offered in this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. These brokers or dealers, the selling stockholders, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

If a selling stockholder enters into an underwriting agreement, the relevant details will be set forth in a post-effective amendment to the registration statement, rather than a prospectus supplement.

OTHER INFORMATION REGARDING FUTURE SALES

In order to comply with the securities laws of some states, if applicable, the shares being offered in this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares may not be sold unless they have been registered or qualified for sale in the applicable state or a seller complies with an available exemption from the registration or qualification requirement.

We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act.

PAYMENT OF EXPENSES

We will pay all the expenses related to the registration of the shares offered by this prospectus, which are expected to total approximately $105,894, except for any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders.

CHANGES IN ACCOUNTANTS

Effective on April 1, 2005, and as a result of the Merger, we ended the engagement of Mantyla McReynolds, Certified Public Accountants of Salt Lake City, Utah, as our independent certified public accountants. The decision was approved by our Board of Directors.

The report of Mantyla McReynolds on our predecessor, Rescon Technology Corporation's financial statements for the fiscal year ended December 31, 2003 did not contain an adverse opinion or disclaimer of opinion, other than a going concern qualification. During Rescon's fiscal years ended December 31, 2004 and 2003 and the subsequent interim period preceding the termination, there were no disagreements with Mantyla McReynolds on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mantyla McReynolds, would have caused Mantyla McReynolds to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

The Company requested that Mantyla McReynolds furnish it with a letter addressed to the Securities and Exchange Commission, or SEC, stating whether or not it agrees with Rescon's statements in this Item 4.01(a). A copy of such letter, dated April 6, 2005, has previously been filed with the SEC.

On April 1, 2005, Nareshkumar H. Arora, CPA, Inc. was engaged as our new independent certified accountant. During the two most recent fiscal years and the interim period preceding the engagement Nareshkumar H. Arora, CPA, Inc., Rescon has not consulted with Nareshkumar H. Arora, CPA, Inc. regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Rescon's financial statements; or (ii) any matter that was either the subject of a disagreement or event identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

LEGAL MATTERS

The validity of the issuance of the common shares offered hereby has been passed upon for us by Hutchison Law Group PLLC, Raleigh, North Carolina.

EXPERTS

The financial statements as of December 31, 2005 and for the year ended December 31, 2005, and for the period from February 10, 2000 (date of inception) to December 31, 2005, included in this Prospectus have been so included in reliance on the report of Nareshkumar H. Arora, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, in connection with the offering of the common stock by the selling stockholders. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Web site at http://www.sec.gov, which contains reports, and information statements and other information regarding registrants that file electronically with the SEC.

Nareshkumar H. Arora

Certified Public Accountant
2350 Mission College Blvd., Suite #1160, Santa Clara, CA 95054
Phone: 408-988-2900 | Fax: 408-988-2907 | naresh@taxguru.com

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Nayna Networks, Inc.
(a company in the development stage)

We have audited the accompanying balance sheet of Nayna Networks, Inc. and subsidiaries, a development stage enterprise, as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Nayna Networks, Inc. as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company is in the development stage and has incurred losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Nareshkumar H. Arora

Santa Clara, California
March 31, 2006

NAYNA NETWORKS, INC.
AND SUBSIDIARIES
(a development stage enterprise)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
ASSETS	2005	2004

Current assets:
Cash and cash equivalents	$1,782	$709
Restricted cash	44	49
Accounts receivable, net of allowance of $0 and $33 as of
December 31, 2005 and 2004, respectively	27	160
Prepaid expenses and other current assets	444	35
Total current assets	2,298	953

Property and equipment, net	131	798
Other assets	194	16

Total assets	$2,623	$1,767

LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY

Current liabilities
Accounts payable	$1,104	$655
Accrued liabilities	553	240
Accrued payroll liabilities	489	295
Notes payable	1,567	718
Total current liabilities	3,713	1,909

Capital lease obligations, less current portion	-	9
Notes payable	3,427	298
Convertible Debenture	-	922

Total liablities	7,139	3,138

Stockholder's (deficit) equity
Series D preferred stock, $0.001 par value:
Authorized shares - 52,500,000; issued and outstanding
shares - 19,531,247 at December 31, 2004	-	20
Common stock, $0.0001 par value:
Authorized shares - 1,000,000,000; issued and outstanding
shares - 38,871,789 at December 31, 2005	4	80
Additional paid-in capital	59,514	51,911
Deferred compensation	(683)	-
Deficit accumulated during the development stage	(63,350)	(53,382)

Total stockholder's (deficit) equity	(4,516)	(1,371)

Total liabilities and stockholder's (deficit) equity	$2,623	$1,767

Accompanied notes are an integral part of these financial statements.

NAYNA NETWORKS, INC.
AND SUBSIDIARIES
(a development stage enterprise)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,		Cumulative Period from February 10, 2000 (date of inception) to December 31,
	2005	2004	2005
Operating expenses:
Research and development	$2,886	$2,971	$41,836
Business development	753	1,011	3,364
General and administrative	1,868	1,069	9,401
Total operating expenses	5,507	5,051	54,601

Loss from operations	(5,507)	(5,051)	(54,601)

Interest income	1	14	2,391
Interest expense	(100)	(40)	(932)
Gain (loss) on sale of assets	-	(12)	(11)
Impairment of goodwill and other intangible assets	(4,363)	(9)	(10,196)

Net loss	$(9,969)	$(5,098)	$(63,350)

Weighted shares outstanding
Basic	34,207,325	23,887,642
Diluted	34,207,325	23,887,642

Loss per share available to common shareholder
Basic	(0.29)	(0.21)
Diluted	(0.29)	(0.21)

Accompanied notes are an integral part of these financial statements.

NAYNA NETWORKS, INC.
AND SUBSIDIARIES
(a development stage enterprise)
Consolidated Statements of Stockholders' (Deficit) Equity
For the Cumulative Period from February 10, 2000 (date of inception) to December 31, 2005
(in thousands, except share and per share data)

	NAYNA NETWORKS, INC. (a Delaware Subsidiary) Preferred Stock		Common Stock
	Shares	Amount($)	Shares	Amount($)	Additional Paid-In Capital	Deferred Compensation	Accumulated During the Development Stage	Total Stockholders' (Deficit) Equity
Issuance of common stock to founders in March 2000 at $0.001 per share for cash	-	$-	15,000,000	$15	$-		$-	$15
Issuance of Series A redeemable convertible preferred stock in March 2000 at $0.80 per share for cash	15,000,000	15	-	-	11,938		-	11,953
Issuance of Series B redeemable convertible preferred stock in December 2000 at $4.50 per share for cash, net of $73 of issuance cost	7,999,997	8	-	-	35,919		-	35,927
Issuance of warrants to purchase Series B redeemable convertible preferred stock in connection with an equipment lease in July 2000	-	180	-	-	-		-	180
Exercise of common stock options for cash	-	-	4,069,000	4	403		-	407
Repurchase of common stock issued to founders in July 2000 at $0.001 per share for cash	-	-	(66,667)	-	-			-
Net loss and comprehensive loss	-	-	-	-	-		(6,267)	(6,267)

Balances, December 31, 2000	22,999,997	203	19,002,333	19	48,260	-	(6,267)	42,215

Issuance cost related to Series B preferred stock	-	(30)	-	-	-		-	(30)
Issuance of warrants to purchase Series B redeemable convertible preferred stock to a lessor in July 2001	-	79	-	-	-		-	79
Compensation expense related to accelerated stock options issued to terminated employees in september 2001	-	-	-	28	-		-	28
Compensation expense related to stock option grants to consultants in July and December 2001	-	-	-	12	-		-	12
Adjustment to valuation of warrant issued to a lessor to purchase Series B redeemable convertible preferred stock	-	(38)	-	-	-		-	(38)
Exercise of common stock options for cash	-	-	93,374	0.09	10		-	10
Repurchase of common stock issued to founders at $0.10 per share for cash	-	-	(1,174,399)	(1)	(116)		-	(117)
Net loss and comprehensive loss	-	-	-	-	-		(20,117)	(20,117)

Balances, December 31, 2001	22,999,997	$214	17,921,308	$58	$48,154	$-	$(26,384)	$22,042

Repurchase of common stock for $0.10 to $0.90 per share	-	-	(997,195)	(1)	(100)		-	(101)
Exercise of common stock options for cash	-	-	100,750	0.10	10		-	10
Cancellation of previously issued common stock subject to restriction	-	-	(1,472,500)	(1)	-		-	(1)
Net loss	-	-	-	-	-	-	(8,612)	(8,612)

Balances, December 31, 2002	22,999,997	214	15,552,363	56	48,064	-	(34,996)	13,338

(Contd.)

NAYNA NETWORKS, INC.
AND SUBSIDIARIES
(a development stage enterprise)
Consolidated Statements of Stockholders' (Deficit) Equity
For the Cumulative Period from February 10, 2000 (date of inception) to December 31, 2005
(in thousands, except share and per share data)

	NAYNA NETWORKS, INC. (a Delaware Subsidiary) Preferred Stock		Common Stock
	Shares	Amount($)	Shares	Amount($)	Additional Paid-In Capital	Deferred Compensation	Accumulated During the Development Stage	Total Stockholders' (Deficit) Equity
Balances, December 31, 2002	22,999,997	214	15,552,363	56	48,064	-	(34,996)	13,338
Issuance of Series C redeemable convertible preferred stock for consideration other than cash in connection with Xpeed acquisition	4,680,647	-	-	-	-		-	-
Issuance of common stock for consideraion other than cash in connection with Xpeed acquisition	-	-	5,348,572	-	-		-	-
Exercise of common stock options for cash	-	-	25,000	0.03	6		-	7
Repurchase of common stock for $0.10 per share	-	-	(413,646)	(4)	-		-	(4)
Net loss	-	-	-	-	-	-	(13,288)	(13,288)

Balances, December 31, 2003	27,680,644	214	20,512,289	52	48,071	-	$(48,284)	$53

Conversion of Series A, B & C into common stock	(27,680,644)	(214)	27,680,644	28	186		-	-
Issuance of Series D redeemable convertible preferred stock for cash	18,220,425	$18			3,381			3,399
Issuance of Series D redeemable convertible preferred stock for consideration other than cash in connection with note payable to Siemens	1,310,822	1			249			250
Exercise of common stock options for cash			301,158	0.30	16			16
Issuance of common stock for consideration other than cash on purchase of intangible assets			300,000	0.30	9			9
Net loss							(5,098)	(5,098)

Balances, December 31, 2004	19,531,247	$19.31	48,794,091	80	51,912	0	$(53,382)	$(1,371)

Reverse split of common immediately prior to reverse takeover of Rescon Technology Corporation			(39,384,425)					-
Issuance of common stock for consideration other than cash in connection with the Depthcom 7 acquisition			9,500,000	0.95	-			1
Conversion of Series D into common stock	(19,531,247)	(20)	13,340,281	1.33	18			(0)
Repurchase of common stock for $0.151 per share			(44,141)	(0)	(7)			(7)
Elimination of Nayna Networks, Inc. common stock upon reverse takeover			(32,205,806)	(82)	82			-
Issued and outstanding common stock of Rescon Technology Corporation immediately prior to reverse takeover			3,552,557	0.36				0
Isssuance of common stock to Nayna Networks, Inc. on reverse takeover			32,249,947	3.22	3,708			3,712
Issuance of common stock for services in connection with various legal matters			126,000	0.01	101			101
Issuance of common stock for services in connection with the raising of funds			504,500	0.05	456			456
Issuance of common stock for services in connection with the raising of funds			100,000	0.01	94			94
Issuance of common stock for conversion of debt			2,338,785	0.23	2,339			2,339
Deferred compensation related to issuance of stock options to non-employees					811	(811)		-
Amortization of deferred non-cash compensation						127		127
Net loss							(9,968)	(9,968)

Balances, December 31, 2005	-	-	38,871,789	$4	$59,514	$(683)	$(63,350)	$(4,516)

Accompanied notes are an integral part of these financial statements .

NAYNA NETWORKS, INC.
AND SUBSIDIARIES
(a development stage enterprise)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share and per share data)

	Year Ended December 31,		Cumulative Period from February 10,2000 (date of inception) to December 31,
	2005	2004	2005

Cash flows from operating activities :
Net loss	$(9,969)	$(5,098)	(63,351)
Adjustments to reconcile net loss to net cash used in operations:
Noncash charges related to stock options granted to consultants and
accelerated vesting of employee stock options	127	-	167
Noncash interest expense related to issuance of convertible debt	5	-	5
Depreciation and amortization	459	615	4,210
Amortization of discount on warrants associated with equipment financing	-	-	202
Impairment of goodwill and other intangible assets related to acquisitions	4,363	9	10,196
(Gain) Loss on sale of property and equipment	-	12	1,126

Changes in operating assets and liabilities:
Restricted cash	5	(1)	(209)
Accounts receivable	133	(39)	(27)
Prepaid expenses and other current assets	(187)	28	(222)
Other assets	(178)	(8)	(194)
Accounts payable	449	(27)	1,104
Accrued liabilities	313	78	553
Accrued payroll liabilities	194	(66)	489

Net cash used in operating activities	(4,287)	(4,496)	(45,952)

Cash flows from investing activities :
Purchase of property and equipment	(1)	(45)	(1,239)
Proceeds from sale of property and equipment	203	8	648
Costs associated with acquisition of Xpeed, Inc.	-	-	(3,685)

Net cash used in investing activities	202	(37)	(4,276)

Cash flows from financing activities :
Proceeds from loan facility	-	-	327
Payments on capital lease obligations and loan facility	(418)	(758)	(6,007)
Proceeds from issuance of common stock, net of repurchases		16	243
Proceeds from issuance of Series A redeemable convertible
preferred stock, net of issuance costs	-	-	11,953
Proceeds from issuance of Series B redeemable convertible
preferred stock, net of issuance costs	-	-	35,897
Proceeds from issuance of Series D redeemable convertible
preferred stock, net of issuance costs		3,399	3,399
Issuance of convertible debt, net of issuance cost	4,319	922	4,941
Proceeds from bridge loan	1,257	-	1,257
Net cash provided (used) by financing activities	5,157	3,579	52,009

Net decrease in cash and cash equivalents	1,073	(954)	1,782

Cash and cash equivalents at beginning of period	709	1,663	-

Cash and cash equivalents at end of period	$1,782	$709	1,782

Non-cash financing activites
Conversion of preferred stock into common		$214
Issuance of preferred stock for conversion of note payable		$250
Shares isued for purchase of intangibles		$9
Shares issued for services or settlement of claims	$651
Shares issued for conversion of debt	$2,339

Accompanied notes are an integral part of these financial statements.

NAYNA NETWORKS, INC.
AND SUBSIDIARIES
(a development stage enterprise)
NOTES TO FINANCIAL STATEMENTS
($ in thousands, except shares and per share data)

NOTE A: THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) The Company

Nayna Networks, Inc., a development stage enterprise (the “Company” or “Nayna”), is engaged in the development of next-generation broadband access networking solutions, also known as Ethernet in the First Mile for the secure communications market and its principal product is ExpressSTREAM. The company, together with the companies it has acquired, has raised more than $65 million in venture capital investment over the five years of its existence, substantially all of which has been spent on research and development activities. The current company was formed in April 2005 as a result of a merger and plan of reorganization between Rescon Technology Corporation (“Rescon”), a Nevada corporation and publicly traded company and Nayna Networks, Inc., a Delaware corporation and a private company (“Nayna Delaware”). Following the merger, Rescon Technology Corporation changed its name to Nayna Networks, Inc. (“Nayna”)

The Company has incurred losses since its inception, and management believes that it will continue to do so for the foreseeable future because of additional costs and expenses related to continued development and expansion of the Company’s product offerings. The Company currently plans to generate revenues and reduce operating expenses to levels that will result in at least neutral cash flows from operations. However, until that stage is reached, the Company will continue to use its current cash on hand and require additional financing to support its operations. Failure to generate sufficient cash flows from operations, raise additional financing or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its intended business objectives. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(b) Development Stage

Since its inception although the Company has commenced its principal operations, it has not achieved a sufficient level of sales and market demand to become an established operating enterprise. Therefore, as per the Statement of Financial Accounting Standards (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises”, the Company is being classified as a development stage enterprise. The Company is in the development stage and accordingly, its financial statements are presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”. Successful completion of the Company’s developmental program and, ultimately, the attainment of profitable operations are dependent upon future events, including future financing, successfully completing product development, and achieving a sufficient level of sales and market demand to become an established operating enterprise. However, there can be no assurance that the Company will be able to achieve profitable operations.

(c) Estimates and Assumptions

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in the facts and circumstances surrounding these estimates could result in a change to the estimates and could impact future operating results.

(d) Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all instruments with an original maturity of three months or less to be cash equivalents.

(e) Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is determined using the straight-line method over the estimated useful lives of the respective assets, which are generally three to five years for computers, equipment and furniture. Depreciation on leasehold improvements is provided using the straight-line method over the shorter of the estimated useful lives of the improvements or the lease term. Expenditures for maintenance and repairs are charged to operating expense as incurred. Upon retirement or sale, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains and losses are included in other income or expense.

(f) Impairment of long-lived assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the sum of the present value of future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount, an impairment loss would be measured based on the discounted cash flows compared to the carrying amount. No impairment charge has been recorded in any of the periods presented.

(g) Accounting for convertible debt securities

The company has issued convertible debt securities with non-detachable conversion features. The company has recorded the fair value of the beneficial conversion features and is amortizing them as interest expense over the term of the related debt.

(h) Business and credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents invested in deposits and trade receivables. The Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that the institutions are financially sound and, accordingly, minimal credit risk exists. The carrying values reported in the balance sheets for cash, cash equivalents and trade receivables approximate their fair values.

(i) Research and development

The Company accounts for research and development costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 2, “Accounting for Research and development Costs,” and, accordingly, the Company expenses research and development costs when incurred.

(j) Income Taxes

The Company recognizes deferred tax assets and liabilities for operating loss carryforwards, tax credit carryforwards and the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of net deferred tax assets if there is uncertainty regarding their realization.

(k) Stock-Based Compensation

The Company accounts for its stock-based employee compensation using the intrinsic-value method, which follows the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, and Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” Stock and other equity instruments issued to non-employees are accounted for in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” and are valued using the Black-Scholes model.

No stock-based employee compensation cost related to stock options is reflected in net income (loss), as all options granted under stock-based compensation plans had an exercise price equal to fair value of the underlying common stock on grant date.

(l) Goodwill and Purchased Intangible Assets

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.

(m) Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123 (R) requires that compensation cost relating to all share-based payment transactions, including grants of employee stock options, be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123 (R) is effective the first interim or annual reporting period that begins after December 15, 2005. The company expects to adopt SFAS No. 123 (R) on January 1, 2006 and expects to apply the modified prospective method upon adoption. The modified prospective method requires companies to record compensation cost beginning with the effective date (a) based on the requirements of SFAS No. 123 (R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123 (R) that remain unvested on the effective date.

As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS no. 123 (R)’s fair value method may have a significant impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of the adoption of SFAS No. 123 (R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123 (R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income (loss) in Note H. The company expects its earnings will be adversely affected upon adoption of SFAS No. 123 (R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29,” which amends APB Opinion No. 29, “Accounting of Nonmonetary Transactions,” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of SFAS No. 153 to have a material impact on its results of operations or financial condition.

NOTE B: ACQUISITIONS

Reverse takeover of Nayna Networks, Inc. (a Delaware corporation)

In April 2005, the Company purchased intangible assets in connection with the acquisition of Nayna Delaware, and as purchase consideration issued 32,249,947 shares of common stock. The results of operations of the acquired company have been included in the consolidated financial statements since that date.

SFAS NO. 141 requires that all business combinations be accounted for by the purchase method and accordingly, it requires acquisition cost to be determined and allocated to assets acquired and liabilities assumed. Subsequent to the acquisition, the acquisition has been valued, by a third party, using the time based value of the stock of Rescon as a basis, at $3,712. Since the company did not acquire any assets or liabilities of Rescon, the value assigned to the acquisition was allocated to intangible asset.

Based on the impairment tests performed using present value of future cash flows, the value of intangible asset acquired in April 2005 was considered impaired as of December 31, 2005. Accordingly, the Statement of Operations for the year ended December 31, 2005, included a charge of $3,712 for impairment of intangible asset.

NOTE C: PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	December 31,
	2005	2004
Computer equipment	$686	$2,025
Computer software	1,354	1,354
Furniture and fixtures	2	2

	2,042	3,381
Less: Accumulated depreciation	(1,911)	(2,583)

Balances as at December 31, 2005 and 2004	$131	$798

NOTE D: DEBT

Callable secured convertible note

In November 2005, the company entered into a securities purchase agreement which provides for the purchase and sale of convertible notes and warrants. Under the securities purchase agreement, the company will receive up to $4,800 from the selling stockholders, and they will receive in return a corresponding amount of the company’s 8% callable secured convertible notes and warrants to purchase up to an aggregate of 2,400,000 shares of common stock. In addition, the company also issued 100,000 shares of common stock and under the terms of the agreement will issue warrants to purchase up to 540,000 shares of common stock to two selling stockholders, Laidlaw & Company and Stonegate Securities, LLC who helped to find purchasers for the November 2005 private placement. The terms of the notes provide for full payment on or before the third anniversary date of issuance, with interest of 8% per annum, which may be converted at any time at the lesser of (i) $0.68 or (ii) the average of the lowest three inter-day trading prices during the twenty trading days immediately prior to the date the conversion notice is sent, discounted by forty-five percent. The terms of the warrants entitle each selling stockholder to purchase shares of common stock at a price equal to $1.00 per share before the fifth anniversary date of the issuance. Under the related registration rights agreement, the company agreed to register all of the shares underlying such convertible notes and warrants to allow the selling stockholders to sell them in a public offering or other distribution.

On November 17, 2005, the investors purchased (i) $1,600 of the 8% convertible notes, none of which have been converted, and (ii) warrants to purchase up to 800,000 shares, none of which have been exercised. In addition, the Company has issued 100,000 shares of common stock and warrants to purchase up to an additional 180,000 shares of common stock to two selling stockholders, Laidlaw & Company and Stonegate Securities, LLC, who helped to identify purchasers for private placement.

On December 28, 2005, as a result of filing the registration statement, the investors purchased (i) $1,600 of the 8% convertible notes, none of which have been converted, and (ii) warrants to purchase up to 800,000 shares, none of which have been exercised. In addition, the Company has issued warrants to purchase up to an additional 180,000 shares of common stock to two selling stockholders, Laidlaw & Company and Stonegate Securities, LLC.

A third party has evaluated the transaction in light of EITF 00-19 and SFAS 133 and determined that the transaction includes embedded derivatives. Accordingly, the Company contracted another third party to prepare a valuation of each element of the transaction and the total value was determined to be $5,204 for the face value of $4,800. Since during 2005 the company only received $3,200 funding from the issue of these notes, $5 has been charged to the statement of operations and $223 has been deferred to be expensed over three years, which is the life of the note.

Under the terms of the securities purchase agreement, the investors are obligated to purchase an additional $1,600 of our 8% notes and warrants to purchase 800,000 shares of our common stock within five days following the date this registration statement is declared effective by the Securities and Exchange Commission and in each case upon satisfaction of additional conditions by the Company. The additional conditions that must be satisfied by the Company prior to the purchase by the investors of the remaining convertible notes and warrants consist of the following: (i) the Company's representations and warranties contained in the securities purchase agreement are true and correct in all material respects on the date of purchase; (ii) there is no litigation, statute, rule, regulation, executive order, decree, ruling or injunction that has been enacted, entered, promulgated or endorsed by or in any court or government authority of competent jurisdiction or any self-regulatory organization having requisite authority which prohibits the transactions contemplated by the securities purchase agreement; (iii) no event has occurred which could reasonably be expected to have a material adverse effect on the Company; (iv) the shares of common stock underlying the convertible notes and warrants have been authorized for quotation on the Over-The-Counter Bulletin Board, or OTCBB, and trading in our common stock on the OTCBB has not been suspended by the Securities and Exchange Commission or the OTCBB; (v) the Company shall provide a legal opinion to the investors; and (vi) the Company shall provide certain certificates of its officers to the investors regarding the Company's capitalization and the truth and correctness of its representations and warranties in the securities purchase agreement. If the registration statement is not declared effective, the investors have no obligation to purchase the remaining 8% convertible notes or the related warrants.

Bridge loan

During 2005, the company borrowed $1,209 from accredited investors. In connection with these loans, the company issued warrants to purchase 750,990 shares of common stock and agreed to register these with the Securities and Exchange Commission. The notes accrue interest at 8% per annum and also have warrants that expire three years from the date of the note. The notes have effective dates that range from April 27, 2005 to November 2, 2005. The warrant prices are fixed and were determined by using the average volume weighted share price for the ten (10) trading days prior to the receipt of the funding and range from $0.71 per share to $2.08 per share. The notes had original maturity dates 120 days from date of issuance but all have been modified to have maturity dates of June 30, 2006.

NOTE E: COMMON STOCK

In March 2004, Nayna Delaware entered into a Securities Purchase Agreement whereby investors purchased 19,531,247 shares of Series D Preferred Stock for $3,649. The Series D preferred stock had the following preferences; a) voting rights equal to the number of shares of common stock into which each such share of preferred stock could be converted at the record date b) dividends (if declared) at the rate of $0.015 per year on each outstanding share of Series C stock, c) a liquidation preference of $0.38144 per share of Series C stock, d) conversion right at the rate of one share of common stock for each share of Series C preferred stock, and, e) anti-dilution protection. Additionally, all shares of Series A, B and C preferred stock were converted into common stock on a 1 for 1 basis. Subsequently, on April 1, 2005, immediately prior to the merger with Rescon , Series D stock was converted into common stock at the rate of 0.68 shares of common stock for every share of Series D preferred stock.

In April 2005, immediately prior to the merger with Rescon, Nayna Delaware exchanged 9,250,000 shares of common stock for 100% of the shares of Depthcom 7, a company engaged in the raising of funds.

In April 2005, the company issued 32,249,947 shares of common stock to the stockholders of Nayna Delaware, the predecessor in connection with the reverse acquisition of Rescon.

In April 2005, the company issued a warrant to purchase 75,000 shares of common stock to an individual, Paul Ferrandell, in connection with a settlement agreement. Mr. Ferrandell had a warrant to purchase 80,357 shares of Rescon, the predecessor to Nayna. At the time of the merger between Rescon and Nayna Delaware the officers and directors had certified that all outstanding warrants, options and secured debt had been resolved or moved to an independent company. Shortly after the merger, Mr. Ferrandell approached Nayna to exercise, for no consideration, the warrants. After attempting to have the former officers and directors of Rescon resolve the issue, Nayna agreed to issue the underlying shares, while reserving the right to exercise its indemnification rights against the former officers and directors of Rescon. The exercise resulted in the issuance of 75,000 shares of Nayna’s common stock for no consideration. The fair value of issued shares is being charged as expense to impairment of goodwill and other intangible assets.

In both September and December, 2005, the company issued 50,000 shares of common stock to Stonegate Securities in consideration for investment banking services rendered by Stonegate. The fair value of issued shares is being charged as expense to impairment of goodwill and other intangible assets.

In November 2005, the company issued 51,000 shares of common stock to an individual, Robert Taylor, in connection with a settlement agreement. Mr. Taylor was in possession of convertible notes, which were convertible into shares of Rescon. At the time of the merger between Rescon and Nayna Delaware the officers and directors had certified that all outstanding warrants, options and secured debt had been resolved or moved to an independent company. Mr. Taylor approached Nayna with proof that he was the holder of the notes and that he had repeatedly attempted to convert the note. After attempting to have the former officers and directors of Rescon resolve the issue, Nayna agreed to issue the underlying shares, while reserving the right to exercise its indemnification rights against the former officers and directors of Rescon. The conversion resulted in the issuance of 51,000 shares of Nayna’s common stock for no consideration. The fair value of issued shares is being charged as expense to impairment of goodwill and other intangible assets.

NOTE F: STOCK OPTION PLANS

In 2005, the company adopted the 2005 Consultant Stock Plan. The Plan provides for nonqualified stock options, as defined by the Internal Revenue Code, to be granted to consultants at an exercise price not less than 100% of the fair market value at the grant date. Options granted generally have a maximum term of ten years from the grant date, are immediately exercisable, and generally vest over a four-year period. The Plan provides that the unvested shares are subject to repurchase by the Company upon termination of employment at the original price paid for the shares.

Subsequent to the merger between Nayna Delaware and Rescon, the 2000 Stock Plan of Nayna Delaware was also adopted by the company. The Plan provides for incentive stock options, as defined by the Internal Revenue Code, to be granted to employees at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% stockholder, in which case the per share exercise price will not be less than 110% of such fair value. The plan also provides for nonqualified, stock options and stock purchase rights to be issued to service providers at an exercise price of not less than 85% of the fair value at the grant date unless the service provider is a 10% stockholder, in which case the per share exercise price will not be less than 110% of such fair value. Options granted generally have a maximum term of ten years from the grant date, are immediately exercisable, and generally vest over a four-year period. The Plan provides that the unvested shares are subject to repurchase by the Company upon termination of employment at the original price paid for the shares.

Activity under the Plan since adoption through December 31, 2005 is as follows:
	Shares Available For Grant	Outstanding Options	Weighted- Average Exercise Price Per Share
Authorized at inception of the plan	10,000,000
Options granted	(6,450,250)	6,450,250	$0.100
Options exercised	-	(4,069,000)	0.100
Options canceled	346,000	(346,000)	0.100

Balances at December 31, 2000	3,895,750	2,035,250	0.100

Options granted	(2,747,000)	2,747,000	0.570
Options exercised	-	(93,374)	0.110
Options canceled	1,054,626	(1,054,626)	0.450
Shares related to previously exercised options subject to repurchase, which were repurchased	1,174,399	-	0.100

Balances at December 31, 2001	3,377,775	3,634,250	0.470

Options granted	(1,308,000)	1,308,000	0.250
Options exercised	-	(100,750)	0.100
Options canceled	3,848,335	(3,848,335)	0.001
Shares related to previously exercised options subject to repurchase, which were repurchased	997,195	-	0.001

Balances at December 31, 2002	6,915,305	993,165	0.250

Options granted	(3,739,586)	3,739,586	0.250
Options exercised	-	(25,000)	0.260
Options canceled	1,042,900	(1,042,900)	0.253
Shares related to previously exercised options subject to repurchase, which were repurchased	413,646	-	0.009

Balances at December 31, 2003	4,632,265	3,664,851	0.250

Increase in authorized options	20,000,000
Options granted	(22,379,561)	22,379,561	0.031
Options exercised	-	(788,833)	0.135
Options canceled	4,868,213	(4,868,213)	0.210

Balances at December 31, 2004	7,120,917	20,387,366	0.024

Adjustment for reverse split	(6,185,895)	(15,820,052)
Options granted	(790,000)	790,000	1.402
Options canceled	845,204	(845,204)	0.404

Balances at December 31, 2005	990,226	4,512,110	0.439

The following table summarizes information about stock options outstanding as of December 31, 2005:

	Options Outstanding		Options Exercisable
Range of exercise prices	Number of Options Outstanding	Weighted-average remaining life (years)	Number of Options Vested
$0.15	3,386,476	8.40	1,949,064
0.25	54,700	8.13	34,809
0.50	181,243	9.02	26,243
1.26	349,746	7.47	229,406
1.69	530,000	9.37	77,500
2.51	5,967	5.87	5,843
4.52	3,978	5.45	3,978
	4,512,110		2,326,843

Stock-based compensation

The Company has adopted the disclosure on provisions of SFAS 123, “Accounting for Stock-based Compensation.” Pro forma information regarding net loss is required in SFAS 123. Under this method, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company’s pro forma net loss for the years ended December 31, 2005, 2004, 2003, 2002 and cumulatively from February 10, 2000 (date of inception) to December 31, 2005 would have been $9,925, $5,153, $13,320, $8,621 and $63,307, respectively. However, this is not likely to be representative of the effects of net loss on a pro forma basis for future years, due to the inclusion of additional grants and years of vesting in subsequent years.

The Company calculated the fair value of each option grant on the date of grant using the minimum value method for employees and the Black-Scholes option pricing model for non-employees with the following assumptions: dividend yield at 0%; weighted average expected option term of ten years; volatility of 0% for employees and 80% for non-employees, and risk-free interest rates of 3.32% to 4.02%. The weighted average fair value of each option granted during 2005 was $1.40.

NOTE G: INCOME TAXES

At December 31, 2005, the Company has a net loss carry forward totaling $48 million that may be offset against future taxable income through 2025. No tax benefit has been reported in the financial statements, however, because the Company believes there is a chance that the carry forward will expire unused. Accordingly, the tax benefit of the loss carry forward has been offset by a valuation allowance of the same amount.

The components of net deferred tax assets are as follows:
	December 31,
	2005	2004
Net operating loss carryforwards	$19,825	$16,235
Research and development tax credit carryforwards	2,544	2,294

Total deferred tax assets	22,369	18,529
Less: Valuation allowance	(22,369)	(18,529)
	$-	$-

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At the time the allowance will either be increased or reduced; Reduction could result in the partial or complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required. It is management’s position that the deferred tax asset be recorded when there is positive evidence it will be realized.

NOTE H: COMMITMENTS

In June 2005, the Company sold some equipment to a leasing company for $1,400 and immediately executed a 24 month operational lease.  Under the terms of the lease the Company has agreed to pay, on a quarterly basis, $179 over the term of the lease. At the end of the lease the Company has the right to return the equipment, negotiate a re-lease, or purchase the equipment at fair market value.

Future minimum lease payments under this operating lease for years ending December 31st. are follows:

$ in thousands
2006	716
2007	134
Less: Security deposit with leasing company	(771)
79

NOTE I: RESEARCH AND DEVELOPMENT EXPENSE

Research and development expenses for the years ended December 31, 2005 and 2004, include the following:

Employee payroll and benefits	$1,152	$1,705
Cost of material	766	890
Outside services	538	293
Allocation of administrative overheads	602	508
Recovery of expenses from customers	(172)	(425)

	$2,886	$2,971

NOTE J: CLAIMS AND LITIGATIONS

The company has filed a complaint against numerous defendants, representing a company Depthcom 7, Inc., that was acquired in 2005. The company is asserting claims for fraud, breach of contract, unjust enrichment and is seeking declaratory relief that the defendants are not entitled to 9,250,000 shares of Nayna stock that were issued to them in connection with a funding deal on which the defendants never delivered. The case is in its early stages and Nayna is seeking cancellation of these shares.

NOTE K: SUBSEQUENT EVENTS

Abundance

On January 20, 2006, the Company completed the acquisition of substantially all of the assets, including a wholly owned subsidiary, Abundance Networks (India) Pvt. Ltd., and certain of the liabilities of Abundance Networks, LLC, or ANI, pursuant to the terms of an Asset Purchase Agreement,. ANI is a privately held company located in Shelton, Connecticut, that provides Ethernet over Sonet/SDH, enterprise-class network solutions and services.

Under the terms of the Asset Purchase Agreement, ANI's assets and certain liabilities will be transferred to a wholly-owned subsidiary of Nayna and Nayna will issue shares of its common stock to ANI. Nayna will issue to ANI at the closing 1,150,000 shares (the "Original Issue") plus the number of shares that will be obtained by dividing $500 by the average of the closing prices of Nayna's common stock during the twenty consecutive trading days ending one day prior to the closing date, as traded on the OTCBB, the actual shares issued were 1,020,408 shares of common stock, giving a total issued stock of 2,170408 shares, on completion of the agreement. At the closing 350,000 of the shares (the "Indemnification Shares") are to be issued to be held in escrow for fifteen months to satisfy any indemnification claims by Nayna during such period (the "Indemnification Period"). Up to 1,750,000 shares (the "Earnout Shares") may be issued to ANI, based on achievement of certain revenue and earnings milestones. Certain issuances of shares are subject to a true-up calculation, whereby, the total number of shares issued may be adjusted by multiplying the original number of shares issued by $2 and dividing by the average of the closing prices of Nayna's common stock during the twenty consecutive trading days ending one day prior to the date of the adjustment, as traded on the OTCBB (or other national exchange) (each such adjustment, a "True-up"). The Original Issue is subject to True-up on the one year anniversary of the closing. The Indemnification Shares are subject to True-up at the end of the Indemnification period. The Earnout Shares are subject to True-up at the time of issuance.

Executive Stock Plan

On March 22, 2006, the Board of Directors of the Company approved the adoption of the Nayna Networks, Inc. 2006 Executive Stock Plan (the “Executive Plan”). The Executive Plan allows the grant to certain executive employees and directors of the Company, of stock options as well as stock purchase rights. The Company has reserved 5,000,000 shares of its common stock for issuance pursuant to the Executive Plan. The Executive Plan shall be administered by the Compensation Committee of the Board, or such other committee as the Board shall appoint from time to time. The Executive Plan shall remain in effect until its termination by such administering committee.

 Accompanied notes are an integral part of these financial statements.

 [BACK COVER PAGE OF PROSPECTUS]

NAYNA NETWORKS, INC.

97,821,701 Shares of
Common Stock

PROSPECTUS

_________, 2006

PART II

Information Not Required in Prospectus

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, that our directors and executive officers shall be entitled to indemnification from us for acts and omissions taking place in connection with their activities as directors or executive officers.

Furthermore, our Bylaws provide for that we may indemnify our directors, officers, employees and agents in most cases for any liability suffered by them or arising out of their activities as our directors, officers, employees or agents if they were acting in good faith and in a manner that such individual reasonably believed to be in our best interest.

We believe that the indemnification provisions contained in each of our Articles of Incorporation, as amended, and our Bylaws, are necessary to attract and retain qualified persons as directors and officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the common stock being registered hereby. All amounts are estimates. No portion of these expenses will be paid by the selling shareholders.

Item	Amount
SEC Registration Fees	$2,894

Legal fees and expenses	$100,000

Accounting fees and expenses	$1,000

Miscellaneous expenses	$2,000

Total	$105,894

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

The following is a summary of the transactions by Registrant during the last three years involving sales of Registrant's securities that were not registered under the Securities Act. Each sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The Registrant believes that the transactions were exempt because the recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information. All recipients were sophisticated investors except for certain investors in transaction (1) described below, who were provided access to a professional investment adviser in order to obtain such sophistication. In addition, all recipients were introduced to the Registrant through other investors in the Registrant, and at no time did Registrant conduct a general solicitation.

(1) In April 2005, we issued 32,249,947 shares of common stock to the stockholders of Nayna Networks, Inc., a Delaware corporation, our predecessor in connection with the reverse acquisition of Rescon Technologies Corporation, a Nevada corporation, by Nayna Networks, Inc.

(2) In April 2005, we issued a warrant to purchase 75,000 shares of common stock to an individual, Paul Ferrandell, in connection with a settlement agreement. Mr. Ferrandell had a warrant to purchase 80,357 shares of Rescon Technology Corporation. At the time of the merger between Rescon and Nayna Delaware, Rescon had certified that there were no outstanding warrants, options, debt or other securities or rights convertible into stock of the Company. Shortly after the merger, Mr. Ferrandell approached Nayna to exercise, on a cashless basis, the warrants. After attempting to have the former officers and directors of Rescon resolve the issue, Nayna agreed to issue the underlying shares, while reserving the right to exercise its indemnification rights against the former officers and directors of Rescon. The cashless exercise resulted in the issuance of 75,000 shares of Nayna’s common stock.

(3) In both September and December, 2005, we issued 50,000 shares of common stock to Stonegate Securities in consideration for investment banking services rendered by Stonegate.

(4) In November 2005, we entered into a Securities Purchase Agreement, whereby the investors purchased $1,600,000 convertible notes and warrants to purchase up to 800,000 shares for an aggregate purchase price of $1,600,000. In conjunction with the Securities Purchase Agreement, we issued a warrant to purchase 128,000 shares of common stock to Laidlaw & Company and 52,000 shares of common stock to Stonegate Securities in consideration for serving as placement agents for our convertible note financing

(5) In November 2005, we issued 51,000 shares of common stock to an individual, Robert Taylor, in connection with a settlement agreement. Mr. Taylor was in possession of convertible notes, which were convertible into shares of Rescon Technology Corporation. At the time of the merger between Rescon and Nayna Delaware, Rescon had certified that there were no outstanding warrants, options, debt or other securities or rights convertible into stock of the Company. Mr. Taylor approached Nayna with proof that he was the holder of the notes and that he had repeatedly attempted to convert the note. After attempting to have the former officers and directors of Rescon resolve the issue, Nayna agreed to issue the underlying shares, while reserving the right to exercise its indemnification rights against the former officers and directors of Rescon. The conversion resulted in the issuance of 51,000 shares of Nayna’s common stock. Mr. Taylor held notes with a face value of $13,000.

(6) On March 27, 2006 we converted $2,338,785 loaned by accredited investors into 2,338,785 shares of our common stock at a price of $1.00 per share.

(7) In December 2005, investors purchased $1,600,000 convertible notes and warrants to purchase up to 800,000 shares for an aggregate purchase price of $1,600,000. In conjunction with the Securities Purchase Agreement, we issued a warrant to purchase 128,000 shares of common stock to Laidlaw & Company and 52,000 shares of common stock to Stonegate Securities.

(8) During 2005, we borrowed $1,209,981 from accredited investors. In connection with these loans, we issued warrants to purchase 750,990 shares of our common stock

Prior to its merger with Rescon, Nayna Delaware completed several transactions of unregistered securities:

1) April 1, 2003, Nayna Delaware exchanged 4,680,647 shares of Series C Preferred Stock and 5,348,572 shares of common stock for 100% of Xpeed’s preferred and common stock.

2) During 2003, 25,000 shares of stock options were exercised for $6,500, 413,646 shares of previously exercised and unvested shares were repurchased for $3,745 and 380,691 shares of stock options were granted.

3) On March 10, 2004 Nayna Delaware entered into a Securities Purchase Agreement whereby investors purchased 19,531,247 shares of Series D Preferred Stock for $3,649,000.

4) On April 1, 2004 Nayna acquired a perpetual, worldwide right to use the intellectual property of Accordion Networks, Inc. for 300,000 shares of common stock.

5) During 2004, 301,158 shares of stock options were exercised for $3,011.58 and 4,371,046 shares of stock options were granted.

6) On April 1, 2005 immediately prior to the merger with Rescon Technology Corporation, Nayna exchanged 9,250,000 shares of common stock for 100% of the shares of Depthcom 7.

7) From November 15, 2004 to March 17, 2005 Nayna Delaware borrowed $2,338,785 from accredited investors pursuant to subscription agreements. The oral agreement between Nayna Delaware and these accredited investors was that the funds would be held without interest until Nayna Delaware had completed a reverse merger into a publicly-held company. Following assumption of this debt by the publicly-held company, the funds would be converted into shares of Common Stock of the publicly held company at a conversion rate of $1.00 per share. The investors were also granted registration rights in connection with the securities purchased. The subscription agreements did not accurately reflect the oral agreement among the parties. As a result, we entered into a Convertible Debt Agreements with each of these accredited investors on March 27, 2006 which provided that the funds which we had assumed as convertible debt of Nayna Delaware in connection with the reverse merger of Nayna Delaware and Rescon would be converted into shares of our common stock at a conversion rate of $1.00 per share effective upon execution of the agreements. On March 27, 2006, we converted the entire amount of this debt into 2,338,785 shares of our common stock.

The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

ITEM 27. EXHIBITS.

The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit No.	Description

2.1
Agreement and Plan of Reorganization dated October 15, 2004, by and among Rescon Technology Corporation, a Nevada corporation, Nayna Acquisition Corp., Christian Nigohossian, and Nayna Networks, Inc., a Delaware corporation (Incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB filed on January 26, 2005 with the Securities and Exchange Commission)

2.2
Asset Purchase Agreement, dated December 1, 2005, by and among the Registrant, Abundance Networks, Inc., a Delaware corporation, and Abundance Networks, LLC, a Delaware limited liability company, and Abundance Networks (India) Pvt. Ltd., an India private limited company. (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on December 7, 2005 with the Securities and Exchange Commission)

3.1	Articles of Incorporation of the Registrant*

3.2
Amendment to Articles of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant's Quarterly Report on Form 10-QSB filed on January 26, 2005 with the Securities and Exchange Commission)

3.3	Amendment to Articles of Incorporation of the Registrant*

3.4	Bylaws of the Registrant*

4.1
Securities Purchase Agreement dated November 17, 2005 by and between the Registrant and the investors set forth therein. (Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on November 23, 2005 with the Securities and Exchange Commission)

4.2
Form of Callable Secured Convertible Note. (Incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed on November 23, 2005 with the Securities and Exchange Commission)

4.3	Form of Stock Purchase Warrant. (Incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed on November 23, 2005 with the Securities and Exchange Commission)

4.4
Registration Rights Agreement dated November 17, 2005 by and between the Registrant and the investors set forth therein. (Incorporated by reference to Exhibit 10.4 of the Registrant's Current Report on Form 8-K filed on November 23, 2005 with the Securities and Exchange Commission)

4.5
Intellectual Property Security Agreement dated November 17, 2005 by and between the Registrant and the investors set forth therein. (Incorporated by reference to Exhibit 10.5 of the Registrant's Current Report on Form 8-K filed on November 23, 2005 with the Securities and Exchange Commission)

4.6
Security Agreement dated November 17, 2005 by and between the Registrant and the investors set forth therein. (Incorporated by reference to Exhibit 10.6 of the Registrant's Current Report on Form 8-K filed on November 23, 2005 with the Securities and Exchange Commission)

5.1	Opinion of Hutchison Law Group PLLC*

10.1	2005 Consultant Stock Plan (Incorporated by reference to Exhibit 99.1 of the Registrant's Registration Statement on Form S-8 filed on December 1, 2005 with the Securities and Exchange Commission)

21.1	Subsidiaries

23.1	Consent of Naresh Arora

23.2	Consent of Mantyla McReynolds

23.3	Consent of Hutchison Law Group PLLC (included as part of Exhibit 5.1)*

* to be filed by amendment

ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to:

1.    file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) include any additional or changed material information on the plan of distribution.

2.    for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.    file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

4.    for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i)    any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

                  (ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                  (iii)    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                  (iv)    any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on April 12, 2006.

NAYNA NETWORKS, INC.

By:	/s/ Naveen S. Bisht
Naveen S. Bisht
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Naveen S. Bisht	President, Chief Executive Officer and Director	April 12, 2006
(Principal Executive Officer)

/s/ Michael K. Meyer	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer)	April 12, 2006

/s/ Tsuyoshi Taira*	Director, Chairman	April 12, 2006

/s/ Richard Berman*	Director	April 12, 2006

/s/ William Boller*	Director	April 12, 2006

/s/ William E. O'Connor*	Director	April 12, 2006

* By: /s/ Naveen S. Bisht
Naveen S. Bisht
Attorney-In-Fact